As filed with the Securities and Exchange Commission on September 9, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Corixa Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	91-1654387
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1124 Columbia Street, Suite 200, Seattle, WA 98104-2040

(206) 754-5711
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Steven Gillis, Ph.D.

Chief Executive Officer
Corixa Corporation
1124 Columbia Street, Suite 200, Seattle, WA 98104-2040
(206) 754-5711
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Stephen M. Graham
Alan C. Smith
Orrick, Herrington & Sutcliffe LLP
719 Second Avenue, Suite 900, Seattle, Washington 98104
(206) 839-4300

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1993, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	to be	Offering Price	Aggregate Offering	Registration
Securities to be Registered	Registered	Per Unit	Price(1)	Fee

4.25% Convertible Subordinated Notes due July 1, 2008	$100,000,000	100%(2)	$100,000,000	$8,090

Common Stock, $0.001 par value	10,899,180 shares(3)			(4)

Total			$100,000,000	$8,090

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(2)	Exclusive of accrued interest, if any.

(3)	Such number represents the number of shares of common stock initially issuable upon conversion of the notes registered hereby at a conversion rate of 108.9918 shares per $1,000 principal amount of notes and, pursuant to Rule 416(a) under the Securities Act of 1933, such indeterminable number of shares of common stock as may be issued from time to time upon conversion of the notes by reason of adjustment of the conversion price as a result of stock splits, stock dividends and similar anti-dilution provisions.

(4)	No additional consideration will be received for the common stock and, therefore, no registration fee is required pursuant to Rule 457(i).

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 2003

PROSPECTUS

$100,000,000 4.25% Convertible Subordinated Notes

Due July 1, 2008

10,899,180 Shares of Common Stock

        Under this prospectus, the selling securityholders named in this prospectus, or in any prospectus supplements, may offer and sell the notes and the common stock issued upon conversion of the notes.

      The notes:

•	were issued under and are governed by an indenture dated June 13, 2003 between us and the trustee, Wells Fargo Bank, National Association;

•	are convertible into our common stock at a conversion price of $9.175 per share, subject to certain adjustments;

•	are unsecured obligations;

•	are subordinated to future senior indebtedness and effectively subordinated to all indebtedness and other liabilities of our subsidiaries;

•	are redeemable by us on or after July 5, 2005 at the redemption price, which is 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption; provided, however, that if the redemption date is before July 1, 2007, we may redeem the notes only if the closing price of our common stock exceeds 140% of the conversion price for at least 20 trading days in any consecutive 30-day trading period; and

•	may be required to be repurchased by us if a change of control occurs.

      Our common stock is quoted on The Nasdaq National Market under the symbol “CRXA.” On September 8, 2003, the closing sale price of our common stock as quoted on The Nasdaq National Market was $9.09 per share.

       Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” that begins on page 4.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2003.

SUMMARY
Corixa Corporation
Securities to be Offered
The Offering
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DIVIDEND POLICY
DESCRIPTION OF NOTES
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
EXHIBIT 5.1
EXHIBIT 12.1
EXHIBIT 23.1
EXHIBIT 25.1

i

SUMMARY

      The following summary highlights some information included in this prospectus. It does not contain all of the detailed information in this prospectus. You should read carefully both this prospectus, including the “Risk Factors” section, and any applicable prospectus supplement, together with the additional information about Corixa Corporation to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

      You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than its date, regardless of the time of delivery of the prospectus or prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

Corixa Corporation

      We are a biopharmaceutical company engaged in the development of immunotherapeutics with a commitment to treating and preventing cancer, infectious diseases and autoimmune diseases. Developing successful immunotherapeutic products requires understanding and directing the body’s immune system to prevent and fight disease. We have a broad technology platform enabling both fully integrated vaccine design and the use of our separate, proprietary product components on a standalone basis. We currently have multiple programs in clinical development, including several product candidates that have advanced to and through late-stage clinical trials. We partner with numerous developers and marketers of pharmaceuticals, targeting products that incorporate our technology, with the goal of making our potential products available to patients around the world.

      In June 2003, we received approval of BEXXAR® therapeutic regimen (tositumomab and iodine I 131 tositumomab) for the treatment of patients with CD20 positive, follicular, non-Hodgkin’s lymphoma, or NHL, with and without transformation, whose disease is refractory to Rituximab and has relapsed following chemotherapy. We are co-developing BEXXAR therapeutic regimen with GlaxoSmithKline, or GSK, in the United States and with Amersham Health in Europe. We and GSK agreed to co-promote BEXXAR therapeutic regimen in the United States following regulatory approval, with each company contributing to the sales force and both companies sharing profits equally. In addition, we have partnered with GSK Canada for BEXXAR therapeutic regimen rights in Canada.

      We are developing PVACTM treatment as a product candidate for the treatment of mild to moderate psoriasis. PVAC treatment is currently in Phase II clinical trials. We are co-developing PVAC treatment with Medicis Pharmaceutical Corporation, or Medicis, Zenyaku Kogyo Co. Ltd., or Zenyaku Kogyo, and Genesis Research and Development Corporation, Ltd. PVAC treatment, a chemically refined preparation of Mycobacterium vaccae, is an immunotherapeutic agent with potential utility for the treatment of select autoimmune diseases.

      We were originally incorporated in Delaware as WWE Corp. on September 8, 1994. Our headquarters and our primary research and process development, as well as clinical and regulatory, operations are in Seattle, Washington, our adjuvant manufacturing operations are in Hamilton, Montana and our BEXXAR therapeutic regimen operations are in South San Francisco, California. Our telephone number at our headquarters is 206-754-5711.

Securities to be Offered

      This prospectus relates to the offer and sale by the selling securityholders of the following securities:

•	$100,000,000 4.25% Convertible Subordinated Notes due July 1, 2008; and

•	10,899,180 shares of common stock issuable upon conversion of the notes.

      We issued and sold the notes in June 2003 to the initial purchaser, Thomas Weisel Partners LLC, in a transaction that was exempt from the registration requirements of the Securities Act of 1933, or the Securities Act, because the offer and sale of the notes did not involve a public offering.

      The initial purchaser reasonably believed that the persons to whom it resold the notes were “qualified institutional buyers,” as defined in Rule 144A under the Securities Act.

      The following is a summary of the material terms of the securities offered under this prospectus.

The Offering

Securities offered	$100,000,000 aggregate principal amount of our 4.25% Convertible Subordinated Notes due July 1, 2008 and the common stock issuable upon conversion of the notes.

Interest	We will pay interest on the notes semiannually on January 1 and July 1, commencing on January 1, 2004. The notes accrue interest at a rate of 4.25% per annum, beginning on the date of original issuance.

Maturity date	July 1, 2008.

Conversion	Holders may convert their notes into our common stock at a conversion price of $9.175 per share. The ability to surrender notes for conversion expires at the close of business on July 1, 2008.

Subordination	The notes are general unsecured obligations subordinated in right of payment to all existing and future “senior debt,” as that term is defined in “Description of Notes — Subordination.” The notes are also effectively subordinated to the existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. As of June 30, 2003, we had approximately $29.3 million of outstanding senior debt for purposes of the indenture and the aggregate amount of indebtedness and other liabilities of our subsidiary was approximately $21.7 million (excluding intercompany liabilities and deferred revenue). The indenture for the notes does not restrict the incurrence of “senior debt” by us or the incurrence of other indebtedness or liabilities by us or our subsidiaries. See “Description of Notes — Subordination.”

Optional redemption	On or after July 5, 2005, we may redeem the notes, in whole or in part, at the redemption price, which is 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption; provided, however, that if the redemption date is before July 1, 2007, we may redeem the notes only if the closing price of our common stock exceeds 140% of the conversion price for at least 20 trading days in any consecutive 30-day trading period. See “Description of Notes — Optional Redemption by Corixa.”

Repurchase at option of holders upon a change in control	Upon a “change in control,” as defined in “Description of Notes — Repurchase at Option of Holders Upon a Change in Control,” holders may require us to repurchase the notes at 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the repurchase date. The repurchase price is payable in cash. See “Description of Notes — Repurchase at Option of Holders Upon a Change in Control.”

Use of proceeds	We will not receive any proceeds from the sale of securities covered by this prospectus.

Events of default	If there is an event of default on the notes, the principal amount of the notes plus accrued interest may be declared immediately due and payable. See “Description of Notes — Events of Default.”

Trading	The notes are currently eligible for trading in The PORTALSM Market of the National Association of Securities Dealers, Inc. We do not intend to list the notes for trading on any national securities exchange or on The Nasdaq National Market, and can give no assurance about the development of any trading market for the notes. Our common stock is quoted on The Nasdaq National Market under the symbol “CRXA.”

Registration rights	We have filed with the Securities and Exchange Commission, or SEC, a shelf registration statement, of which this prospectus is part, with respect to the resale of the notes and the common stock issuable upon the conversion of the notes. We have agreed to keep the shelf registration statement effective until the earliest of the date that is (i) two years from the effective date, (ii) the date on which the notes and the common stock issuable on conversion of the notes have been sold pursuant to a shelf registration statement, transferred pursuant to Rule 144 under the Securities Act or otherwise transferred in a manner that results in such securities not being subject to the transfer restrictions under the Securities Act and the absence of a need for a restrictive legend regarding registration under the Securities Act, and (iii) such time as, in the opinion of our counsel, all such securities held by our nonaffiliates (from the time of issuance) are eligible for sale pursuant to Rule 144(k) under the Securities Act. In the event that we fail to comply with certain of our obligations under the registration rights agreement, additional interest will be payable on the notes. See “Description of Notes — Registration Rights.”

RISK FACTORS

      This offering involves a high degree of risk. Before you invest in our securities, you should be aware of various risks and uncertainties, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus and in any prospectus supplement, before you decide whether to purchase any of our securities. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the following risks actually occur, our business and operating results could be harmed. This could cause the market price of our common stock to decline, could impair the value of any of our other securities, and you may lose all or part of your investment.

Acceptance of BEXXAR therapeutic regimen in the marketplace is uncertain and failure to achieve market acceptance will limit our potential revenue from sales of BEXXAR therapeutic regimen.

      BEXXAR therapeutic regimen requires medical personnel to handle radioactive materials. Doctors may prefer to continue to treat NHL patients with conventional therapies, in this case chemotherapy and biologics. Further, oncologists and hematologists are not typically licensed to administer radioimmunotherapies such as BEXXAR therapeutic regimen and will need to engage a nuclear medicine physician or receive specialty training to administer BEXXAR therapeutic regimen. Nuclear Regulatory Commission regulations permit BEXXAR therapeutic regimen to be administered on an outpatient basis in most cases that we currently contemplate. Market acceptance could, however, be adversely affected to the extent hospitals are required under applicable state, local or individual hospital regulations to administer BEXXAR therapeutic regimen on an in-patient basis.

If reimbursement is unavailable for BEXXAR therapeutic regimen or any of our other products, or if laws are adopted restricting the prices we may charge for our products, demand for these products may be limited and our revenues may be substantially reduced.

      Significant uncertainty exists as to the reimbursement status of newly approved healthcare products, including pharmaceuticals. BEXXAR therapeutic regimen has not yet been approved for reimbursement by any third-party payors. BEXXAR therapeutic regimen faces particular uncertainties because third-party payors have very little experience upon which to model pricing and reimbursement decisions. In both domestic and foreign markets, sales of our products will depend in part on the availability of reimbursement from third-party payors such as:

•	government health administration authorities;

•	private health insurers;

•	health maintenance organizations;

•	pharmacy benefit management companies; and

•	other healthcare-related organizations.

      Federal and state governments in the United States and foreign governments continue to propose and pass new legislation designed to contain or reduce the cost of healthcare. Existing regulations affecting the pricing of pharmaceuticals and other medical products may also change before any of our products are approved for marketing. Cost-control initiatives could decrease the price that we receive for any product we may develop in the future. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Further, if BEXXAR therapeutic regimen is not administered in most cases on an outpatient basis, as is contemplated currently by us, the projected cost of the therapy will be higher than we anticipate. Our products may not be considered cost effective, and adequate third-party reimbursement may be unavailable to enable us to maintain price levels sufficient to realize a return on our investment.

We may be unable to manufacture commercial quantities of BEXXAR therapeutic regimen for sale.

      BEXXAR therapeutic regimen contains a radiolabeled antibody, which is an antibody linked to an isotope. We have no existing internal capacity or experience with respect to manufacturing radiolabeled antibodies for large-scale clinical trials or commercial purposes. We have entered into an agreement with Boehringer Ingelheim Pharma GmbH & Co. KG, or BI Pharma KG, to produce bulk tositumomab and fill the individual product vials with tositumomab. We have contracted with BI Pharma KG and a third-party supplier for labeling and packaging services. These manufacturers have limited experience producing, labeling and packaging tositumomab, and they may be unable to produce our requirements in commercial quantities or with acceptable quality.

      We have entered into an agreement with MDS (Canada) Inc., through its division MDS Nordion, or Nordion, for radiolabeling the tositumomab component of BEXXAR therapeutic regimen at Nordion’s centralized radiolabeling facility. Under our agreement with Amersham Health, Amersham Health is responsible for radiolabeling the European supply of the tositumomab component of BEXXAR therapeutic regimen. Neither Nordion nor Amersham Health may be able to produce sufficient radiolabeled antibodies to meet our clinical requirements and, if BEXXAR therapeutic regimen is successful in the United States, or is approved and is successful in other countries, our commercial requirements in the United States or in such other countries. In addition, radiolabeled antibody cannot be stockpiled against future shortages due to the 8-day half-life of the (131) I radioisotope. Accordingly, any interruption in supply from Nordion, Amersham Health or another supplier could harm our sales of BEXXAR therapeutic regimen in the United States and in other countries if and when it is approved for sale in such other countries.

      We are aware of only a limited number of manufacturers capable of producing tositumomab in commercial quantities or radiolabeling the antibody with the (131) I radioisotope on a commercial scale. To establish and qualify a new facility to centrally radiolabel antibodies could take three years or longer. Accordingly, if Nordion is unable to produce sufficient radiolabeled antibodies to meet our commercial requirements, our ability to market BEXXAR therapeutic regimen in the United States could be harmed.

If we are unable to establish or maintain distribution capabilities for BEXXAR therapeutic regimen, we may not successfully commercialize the product.

      The unique properties of BEXXAR therapeutic regimen require tightly controlled distribution of the product. We may be unable to maintain or establish relationships with third parties or build in-house distribution capabilities to meet requirements for product supply. If we are unable to establish or maintain these capabilities, we may not be able to successfully commercialize the product. Due to its radioactive component, BEXXAR therapeutic regimen is shipped in shielded containers and must arrive at its destination within 24-48 hours of production. BEXXAR therapeutic regimen must also be temperature controlled during shipment. We rely on many third-party suppliers to process orders and to package, store and ship BEXXAR therapeutic regimen. We are working with suppliers to minimize risk and loss of inventory and to provide efficient service to customers. These third-party suppliers may be unable to handle BEXXAR therapeutic regimen in a manner that will minimize loss of or damage to inventory.

Because we have limited sale and distribution capabilities, we may be unable to successfully commercialize BEXXAR therapeutic regimen or our other product candidates.

      As a result of our reduction in force in May 2002, we no longer have a direct sales force for the launch of BEXXAR therapeutic regimen. Our ability to market and sell BEXXAR therapeutic regimen will be contingent on recruiting, training and deploying the necessary sales force, as well as GSK’s performance under our BEXXAR collaboration agreement. Developing an effective sales force will require a significant amount of our financial resources and time. We may be unable to establish and manage an effective sales force in a timely or cost-effective manner, if at all, and any sales force we do establish may not be capable of generating sales of BEXXAR therapeutic regimen or other product candidates.

      We intend to rely on our corporate partners to market our products outside the United States and, in the case of infectious and autoimmune disease products, worldwide. Our corporate partners may not have effective sales forces and distribution systems. If we are unable to maintain or establish relationships and are required to market any of our products directly, we will need to build a sales and marketing force with technical expertise and with supporting distribution capabilities. We may be unable to maintain or establish relationships with third parties or build in-house sales and distribution capabilities.

Many of our product candidates are at an early stage of product development and we may not be able to successfully commercialize our product candidates.

      We are at an early stage in the development of the majority of our therapeutic, prophylactic and diagnostic product candidates. The development of safe and effective therapies for treating people with cancer, infectious diseases or autoimmune diseases is highly uncertain and subject to numerous risks. Product candidates that may appear to be promising at early stages of development may not reach the market for a number of reasons. Product candidates may be found ineffective or cause harmful side effects during clinical trials, may take longer to progress through clinical trials than had been anticipated, may fail to receive necessary regulatory approvals, may prove impracticable to manufacture in commercial quantities at reasonable cost and with acceptable quality or may fail to achieve market acceptance.

      On June 30, 2003, we and GSK announced that the U.S. Food and Drug Administration, or FDA, had approved BEXXAR therapeutic regimen for the treatment of patients with CD20 positive, follicular, NHL, with and without transformation whose disease is refractory to Rituximab and has relapsed following chemotherapy. We may not be successful in obtaining regulatory approval for any of our other product candidates, or in commercializing BEXXAR therapeutic regimen or any product candidates for which approval is obtained.

      We have not commercialized any products, other than MELACINE vaccine, our melanoma vaccine, which is approved for sale in Canada, and an immunotherapeutic product that has been approved on a named-patient basis in Germany, Spain, Italy and the United Kingdom. The immunotherapeutic product incorporates our MPL® adjuvant, our proprietary adjuvant, which is added to the product to heighten the immune response to the product’s antigens. In addition, we recently received approval in Argentina to sell RC-529™ adjuvant as part of a prophylactic vaccine for the prevention of Hepatitis B infection. Like MPL adjuvant, RC-529 adjuvant is added to the product to heighten the immune response to the product’s antigens.

Our product candidates are subject to a government regulatory approval process that is uncertain, time-consuming and expensive and may not result in any approved products.

      Any products that we develop are subject to regulation by federal, state and local governmental authorities in the United States, including the FDA, and by similar agencies in other countries. Any product that we develop must receive all relevant regulatory approvals or clearances before it may be marketed in a particular country.

      The approval process, which includes extensive preclinical studies and clinical trials of each product candidate in order to study its safety and efficacy, is uncertain, can take many years and requires the expenditure of substantial resources. Clinical trials of our product candidates may not demonstrate safety and efficacy to the extent necessary to obtain regulatory approvals for the indications being studied, if at all. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. The failure to demonstrate adequately the safety and efficacy of any of the product candidates by us could delay or prevent regulatory approval of the product candidate.

Delays in patient enrollment in clinical trials may occur, which may result in increased costs, program delays or both.

      The timing and completion of current and planned clinical trials of our product candidates depend on, among other factors, the rate at which patients are enrolled, which is a function of many factors, including:

•	the size of the patient population;

•	the proximity of patients to the clinical sites;

•	the number of clinical sites;

•	the eligibility criteria for the study;

•	the existence of competing clinical trials; and

•	the existence of alternative available products.

      Data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Data from a Phase III clinical trial of MELACINE vaccine, with the primary endpoint being the comparison of disease-free survival between patients with Stage II melanoma who, following surgical removal, received MELACINE vaccine versus observation only, showed no statistically significant difference in disease-free survival of the eligible patient population. We have been informed by the FDA that if we wish to obtain approval of MELACINE vaccine in the United States, we will need to have successful results from an additional clinical trial. In addition, we may encounter delays, or the FDA may reject our product candidates, based on changes in regulatory policy during the period of product development, extension of the period of review of any application for regulatory approval or other factors beyond our control. Delays in obtaining regulatory approvals:

•	would adversely affect the marketing of any products we develop;

•	could impose significant additional costs on us;

•	would diminish any competitive advantages that we may attain; and

•	could adversely affect our ability to receive royalties and generate revenues and profits.

      For example, we filed our Biologics License Application, or BLA, for BEXXAR therapeutic regimen in June 1999 and did not receive regulatory approval for BEXXAR therapeutic regimen until June 27, 2003. We may not be successful in obtaining regulatory approval for any of our other product candidates, or in commercializing any product candidates for which approval is obtained.

      Regulatory approval, if granted, may entail limitations on the indicated uses for which the approved product may be marketed. These limitations could reduce the size of the potential market for the product. For example, BEXXAR therapeutic regimen has only been approved for treatment of patients with CD20 positive, follicular, NHL, with and without transformation whose disease is refractory to Rituximab and has relapsed following chemotherapy. Product approvals, once granted, may be withdrawn if problems occur after initial marketing. Further, manufacturers of approved products are subject to ongoing regulation, including compliance with FDA regulations governing current good manufacturing practice, or cGMP. Failure to comply with manufacturing regulations, or other FDA regulations, can result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to renew marketing applications and criminal prosecution.

We have limited experience in manufacturing and may encounter problems or delays that could result in lost revenue.

      Our current manufacturing facilities may not be sufficient to support our needs for clinical quantities of our product candidates or commercial quantities of our current products. We have no experience producing commercial quantities of any product, with the exception of limited experience producing MELACINE vaccine for sale in Canada, and we have limited experience in producing clinical-grade amounts of our proprietary immunotherapeutic products, including recombinant proteins or antibodies. We currently manufacture only limited quantities of some antigens and several adjuvants.

      If we are unable to manufacture our product candidates in accordance with cGMP regulations, the consequent lack of supply of the product candidates could delay our clinical programs, limit our sales of commercial products or result in the breach or termination of our agreements to supply products or product candidates to third parties. We intend to rely on third-party contract manufacturers to produce larger quantities of recombinant protein or other cell culture-based biologicals for clinical trials and product commercialization. Either we or our contract manufacturers may be unable to manufacture our proprietary antigen vaccines or other immunotherapeutic products at a cost or in quantities necessary to make them commercially viable. Third-party manufacturers also may be unable to meet our needs with respect to timing, quantity or quality. If we are unable to contract for a sufficient supply of required products on acceptable terms, or if we encounter delays or difficulties in our relationships with these manufacturers, our preclinical and clinical testing would be delayed, thereby delaying submission of products for regulatory approval, or the market introduction and commercial sale of the products. Moreover, contract manufacturers that we may use must continually adhere to cGMP regulations enforced by the FDA through its facilities inspection program. If the facilities of those manufacturers cannot pass a pre-approval plant inspection, the FDA approval of our product candidates may be delayed or denied.

Any claims relating to our improper handling, storage or disposal of hazardous materials could be time-consuming and costly.

      The manufacture and administration of BEXXAR therapeutic regimen requires the handling, use and disposal of (131) I isotope, a radioactive isotope of iodine. These activities must comply with various state and federal regulations. Violations of these regulations could significantly delay completion of clinical trials and commercialization of BEXXAR therapeutic regimen. For our ongoing clinical trials and for commercial-scale production, we currently rely on Nordion, to radiolabel the tositumomab with (131) I radioisotope at a single location in Canada. Violations of safety regulations could occur with Nordion, and there is a risk of accidental contamination or injury. In the event of any regulatory noncompliance or accident, the supply of radiolabeled tositumomab for use in clinical trials or commercial sales could be interrupted.

      Our research and development involves the controlled use of hazardous and radioactive materials and biological waste. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with legally prescribed standards, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of an accident, we could be held liable for damages or penalized with fines, and this liability could exceed our resources. We may have to incur significant costs to comply with future environmental laws and regulations.

We may be required to perform additional clinical trials or change the labeling of our products if we or others identify side effects after our products are on the market, which could harm sales of the affected products.

      If we or others identify side effects after any of our products are on the market, or if manufacturing problems occur,

•	regulatory approval may be withdrawn;

•	reformulation of our products, additional clinical trials, changes in labeling of our products or changes to or re-approvals of our manufacturing facilities may be required;

•	sales of the affected products may drop significantly;

•	our reputation in the marketplace may suffer;

•	lawsuits, including class action suits, may be brought against us; and

•	this could result in the breach or termination of our agreements to supply product candidates to third parties.

      Any of the above occurrences could harm or prevent sales of the affected products or could increase the costs and expenses of commercializing and marketing these products.

Because we have limited sources of revenue, our results of operations are uncertain and may fluctuate significantly, which could cause the market price of our common stock to decrease.

      To date, almost all of our revenue has resulted from payments made under agreements with our corporate partners, and we expect that most of our revenue will continue to result from corporate partnerships until the successful commercialization of BEXXAR therapeutic regimen or the approval and commercialization of other products. Payments under corporate partnerships and licensing arrangements are subject to significant fluctuations in both timing and amount. We may not receive anticipated revenue under existing corporate partnerships, and we may be unable to enter into any additional corporate partnerships.

      Since our inception, we have generated only minimal revenue from diagnostic product sales and no significant revenue from therapeutic or prophylactic product sales. With the exception of BEXXAR therapeutic regimen, MPL adjuvant, which has been approved for sale as part of an immunotherapeutic product on a named-patient basis in Germany, Spain, Italy and the United Kingdom, RC-529 adjuvant, which has been approved for sale in Argentina as part of a prophylactic vaccine for the prevention of Hepatitis B infection, and MELACINE vaccine, which is available for sale in Canada, we cannot predict when, if ever, our research and development programs will result in commercially available immunotherapeutic products. We do not know when, if ever, we will receive any significant revenue from commercial sales of these products.

      As a result of our limited sources of revenue, our operating results have varied significantly from quarter to quarter and year to year in the past and we expect them to continue to fluctuate. Because of these fluctuations, we believe that period-to-period comparisons of our operating results are not meaningful. In addition, our operating results for a particular quarter or year may fall below the expectations of securities analysts and investors, which could result in a decrease in our stock price.

We expect to incur future operating losses and may never achieve profitability.

      We have experienced significant operating losses in each year since our inception on September 8, 1994. As of June 30, 2003, our accumulated deficit was approximately $1.1 billion, of which $679.4 million is attributable to the write-off of in-process research and development costs associated with our acquisitions, $221.2 million is attributable to goodwill-related charges and $12.6 million is attributable to a lease-related impairment charge. We may incur substantial additional operating losses over at least the next several years. Operating losses have been and may continue to be principally the result of the various costs associated with our acquisition activities, including the expenses associated with the write-off of in-process research and development, research and development programs, preclinical studies and clinical activities. We may never achieve profitability, and our ability to achieve a consistent, profitable level of operations depends in large part on our ability to successfully:

•	enter into corporate partnerships for product discovery, research, development and commercialization;

•	obtain regulatory approvals for our product candidates; and

•	manufacture and market our products once they are approved for sale.

      Even if we are successful in the above activities, our operations may not be profitable.

We may need additional capital, and our ability to implement our existing financing plans and secure additional funding is uncertain.

      We may be unable to raise on acceptable terms, if at all, any additional capital resources necessary to conduct our operations. If we are unable to raise any additional capital as may be required, we may be forced to limit some or all of our research and development programs and related operations or curtail commercialization of our product candidates. Our future capital requirements will depend on many factors, including:

•	continued scientific progress in our discovery and research programs;

•	progress with preclinical studies and clinical trials;

•	the magnitude and scope of our discovery, research and development programs;

•	our ability to maintain existing, and establish additional, corporate partnerships and licensing arrangements;

•	the time and costs involved in obtaining regulatory approvals;

•	the costs of building and maintaining a marketing and sales force;

•	the costs of marketing a product;

•	the time and costs involved in expanding and maintaining our manufacturing facilities;

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims;

•	the potential need to develop, acquire or license new technologies and products; and

•	other factors beyond our control.

      We have in place a $75 million equity line facility with BNY Capital Markets, Inc., or CMI, of which we have drawn down $2.6 million. However, CMI is not obligated to purchase shares of our common stock unless a number of conditions have been satisfied. First, CMI generally has no obligation to purchase shares to the extent that the volume weighted average price of our common stock during the specified valuation period following the exercise of our right to sell shares to CMI under the equity line facility is below $5.00 per share. In the future, the price of our common stock may not meet this minimum trading price condition to enable us to draw down funds under the equity line facility. Second, CMI is only obligated at any given request to purchase shares in a minimum aggregate amount of $500,000 and in a maximum aggregate amount of $3.5 million. Furthermore, CMI has no obligation to purchase shares on a given day if our daily trading volume falls below a specified minimum. Finally, on trading days where the common stock is not listed and approved for trading on the principal trading exchange of our common stock or where trading is restricted, we might not have the right to sell any shares to CMI. Our equity line facility with CMI expires in December 2003.

      Our ability to offer or sell securities is temporarily limited because in connection with the sale of $100 million of 4.25% convertible subordinated notes due in 2008, we agreed that, except in limited circumstances, we would not, without the prior written consent of the initial purchaser of the notes, offer, sell or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock, until after September 11, 2003.

      We believe that our existing capital resources, committed payments under existing corporate partnerships, bank credit arrangements, the CMI equity line facility and equipment financing, proceeds from our recent $100 million convertible note financing and from our recent $30 million private placement of common stock, together with interest income, will be sufficient to fund our current and planned operations over at least the next 18 months. However, in addition to any funds available under the CMI equity line facility, we intend to seek additional funding through corporate partnerships, and also may seek additional funding through:

•	public or private equity financings;

•	public or private debt financings; and

•	capital lease transactions.

      Additional financing may be unavailable on acceptable terms, if at all. If sufficient capital is not available, we may be forced to limit some or all of our research and development programs and related operations or curtail commercialization of our product candidates.

Our equity line facility and other transactions may result in dilution and a decline in the price of our common stock.

      Under the equity line facility with CMI, we may, subject to certain conditions, sell to CMI up to an additional $72.4 million of our common stock from time to time before December 3, 2003. The number of shares and price per share will depend on the market price and trading volume of the shares during the applicable one- to twenty-day draw down period for any sale. The sale of shares pursuant to the equity line facility will have a dilutive effect on the ownership percentage of our existing stockholders. Subsequent sales of these shares in the open market by CMI may also have the effect of lowering our stock price, thereby increasing the number of shares issuable under the equity line facility (should we choose to sell additional shares to CMI) and consequently further diluting our outstanding shares. These sales could have an immediate adverse effect on the market price of the shares and could result in dilution to the holders of our shares.

      In the event that we draw down the remaining maximum amount of approximately 7,760,000 shares under the facility, and issue the additional 100,000 shares subject to warrants issued to the placement agent in connection with the facility, these shares would represent approximately 14.1% of our currently outstanding shares. The perceived risk associated with the possible sale of a large number of shares issued under the equity line facility at prices as low as $4.90 per share, which is 98% of the $5.00 floor share price at which CMI has agreed to purchase our shares, could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. In addition, actual or anticipated downward pressure on our stock price due to actual or anticipated sales of stock under the equity line facility could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the price of our stock to decline.

      In August 2002, as part of a private placement of approximately 7.3 million shares of our common stock, we also issued warrants to purchase approximately 1.2 million shares of our common stock at an exercise price of $6.13 per share to selected institutional and other accredited investors. In addition, in June 2003, as part of a private placement of approximately 3.7 million shares of our common stock, we issued warrants to purchase approximately 670,000 shares of our common stock at an exercise price of $8.044 per share to institutional investors. If these warrants are exercised, the issuance of shares of common stock will have a dilutive effect on the ownership percentage of our existing stockholders.

      We have outstanding $100 million aggregate principal amount of convertible notes due in 2008. The holders of these notes have the option of converting the principal and unpaid interest on the notes, at any time prior to the maturity date, into common stock at a fixed conversion rate of $9.175 per share. If the notes were converted in full, 10,899,180 shares of our common stock would be issued to the noteholders; this issuance would have a dilutive effect on the ownership percentage of our existing stockholders.

      In addition to any dilution resulting from issuances under the equity line facility or upon exercise of warrants, we are also obligated, or in some cases have the option, to issue additional shares of our common stock under collaboration and other strategic agreements.

      Under a loan agreement with GSK, at our option, we may choose to pay the outstanding principal amount of $15 million, which is due in October 2003, together with all accrued unpaid interest thereon, in cash or shares of our common stock valued at the closing price of our common stock on the last trading day preceding the payment date to GSK. In addition, under a collaborative agreement with GSK, we have an outstanding loan in the amount of $5 million, which is due in September 2003. At GSK’s option, GSK may choose to receive the outstanding principal and accrued unpaid interest in cash or shares of our common stock at an undisclosed premium to the then current fair market value of our common stock.

      On December 4, 2002 and May 14, 2003, we sold 636,173 and 721,814 shares of our common stock, respectively, to Amersham Health for a total purchase price of $10 million in cash. This sale was made pursuant to a previously disclosed October 2001 agreement with Amersham Health.

      Under an assignment agreement between Coulter Pharmaceutical, Inc., or Coulter, Beckman Coulter, Inc., InterWest Partners V, L.P. and InterWest Investors V, relating to portions of the technology underlying BEXXAR therapeutic regimen, Beckman Coulter, Inc. is entitled to receive the first $4.5 million of royalties upon commercial sale of BEXXAR therapeutic regimen, if any, derived from the licenses that were sublicensed to Coulter; thereafter, any such royalties shall be payable to Dana-Farber Cancer Institute. Beckman Coulter, Inc. has the option, in lieu of receiving cash for such royalties, to receive shares of our common stock valued at the then current fair market value of our common stock.

      We are also required to pay dividends on our outstanding preferred stock. The dividend can be paid in cash or common stock, at our option. The maximum amount of cash that would be paid in a year would be $2.5 million and the maximum number of shares of common stock that would be issued is 146,828.

      The issuance of additional stock under these agreements, as dividends on our preferred stock or pursuant to other transactions will have a dilutive effect on the ownership percentage of our existing stockholders. From time to time, we expect to enter into new partnerships, acquisitions and other strategic transactions in which we may agree to issue additional shares of common stock.

Transactions by CMI may adversely affect the price of our common stock.

      From time to time, within limitations specified in the CMI equity line facility and subject to applicable laws, CMI may engage in short sales, short sales against the box, puts and calls and other transactions in our common stock, and may sell and deliver shares of our common stock issued under the equity line facility in connection with these transactions. If CMI engages in such transactions, the result will be advance sales of additional shares into the market for our common stock, which could create downward pressure on our stock price.

We have a significant amount of debt, which could adversely affect our financial condition.

      We have outstanding $100 million aggregate principal amount of convertible notes bearing interest at 4.25% and due in 2008, which is a significant amount of debt and debt service obligations. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the notes, including from cash and cash equivalents on hand, we will be in default under the terms of the loan agreements, or indentures, which could, in turn, cause defaults under our other existing and future debt obligations. These notes also could have a negative effect on our earnings per share, depending on the rate of interest we earn on cash balances.

      Even if we are able to meet our debt service obligations, the amount of debt we have could adversely affect us in a number of ways, including by

•	limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements, or other purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business;

•	placing us at a competitive disadvantage relative to our competitors who have lower levels of debt;

•	making us more vulnerable to a downturn in our business or the economy generally; or

•	requiring us to use a substantial portion of our cash to pay principal and interest on our debt, instead of contributing those funds to other purposes such as working capital and capital expenditures.

      In addition, we could lose the tax deduction for interest expense associated with the convertible notes if, under certain circumstances, we issue senior unsecured debt or incur any obligation to provide consideration for an acquisition of stock or assets of a newly acquired corporation. We also could lose the tax deduction for interest expense associated with the convertible notes if we were to invest in non-taxable investments.

If our corporate partnerships are unsuccessful or if we are unable to establish corporate partnerships in the future, our revenue growth and product development may be limited.

      The success of our business strategy depends in part on our ability to enter into multiple corporate partnerships and to manage effectively the numerous relationships that may result from this strategy. We recognized 95% of our revenue from research and development and other funding under our existing corporate partnerships for the six months ended June 30, 2003, and June 30, 2002. For the years ended December 31, 2002, 2001 and 2000, approximately 95%, 95% and 94%, respectively, of our revenue resulted from collaboration agreements. If our corporate partnerships are unsuccessful or if we are unable to establish corporate partnerships, we may be prevented from commercializing our products or product candidates or effectively partnering our products or product candidates.

      Our licenses, in combination with our proprietary discoveries, enable us to enter into partnerships to progress some of our product candidates. Our corporate partnerships generally provide our partners with the right to use technologies owned or licensed by us in research, development and commercialization activities. Our material corporate partnerships include the following:

•	a corporate partnership with GSK to develop and commercialize BEXXAR therapeutic regimen in the United States;

•	a license and supply agreement with GSK Canada to commercialize BEXXAR therapeutic regimen in Canada;

•	a corporate partnership with Amersham Health to develop and commercialize BEXXAR therapeutic regimen in Europe;

•	a development, commercialization and license agreement with Medicis related to our candidate psoriasis immunotherapeutic product, PVAC treatment;

•	a development and license agreement with Zenyaku Kogyo related to PVAC treatment;

•	a corporate partnership with Kirin Brewery Company, Ltd. for the research, development and commercialization of vaccine products aimed at treating multiple forms of cancer, including leukemia, myelodysplasia and melanoma;

•	a corporate partnership with Zambon Group spa for the research, development and commercialization of vaccine products aimed at preventing and/or treating lung cancer;

•	a corporate partnership with GSK that provides for vaccine development of breast, prostate and colon cancer vaccines, vaccine discovery and development for tuberculosis, and vaccine discovery programs for two chronic infectious pathogens, Chlamydia trachomatis and Chlamydia pneumonia; and

•	several license and supply agreements with GSK, which grant GSK licenses to certain adjuvants for use in vaccines for infectious diseases, cancers and allergies that GSK is developing.

      Management of our relationships with our corporate partners requires:

•	significant time and effort from our management team;

•	coordination of our research with the research priorities of our corporate partners;

•	effective allocation of our resources to multiple projects; and

•	an ability to attract and retain key management, scientific and other personnel.

      Our corporate partners may terminate our current partnerships. Our agreements with GSK for commercialization of BEXXAR therapeutic regimen in the United States, Amersham Health for marketing BEXXAR therapeutic regimen in Europe, GSK Canada for marketing BEXXAR therapeutic regimen in Canada and Medicis for commercialization of PVAC treatment contain milestone-based termination provisions that provide that if we fail to meet specified development or regulatory milestones, the licensor may terminate the agreement. In addition, all of these license agreements may be terminated by the licensor for our material breach or insolvency, or after a specified termination date. Some of our corporate partners have options to license aspects of our technology. Any of these corporate partners may not exercise its option to license this technology.

      The process of establishing new corporate partnerships is difficult and time-consuming. Our discussions with potential partners may not lead to the establishment of new corporate partnerships on favorable terms, if at all. If we successfully establish new corporate partnerships, such partnerships may never result in the successful development of our product candidates or the generation of significant revenue.

      Because we generally enter into research and development collaborations with corporate partners at an early stage of product development, our success largely depends on the performance of our corporate partners. We do not directly control the amount or timing of resources devoted by our corporate partners to collaborative activities. Our corporate partners may not commit sufficient resources to our research and development programs or the commercialization of our products and product candidates. If any corporate partner fails to commit sufficient resources, our preclinical or clinical development related to the corporate partnership could be delayed or terminated. Also, our current corporate partners or future corporate partners, if any, may pursue existing or other development-stage products or alternative technologies in preference to those being developed in collaboration with us.

Our inability to license technology from third parties or our inability to maintain exclusive licenses may impair our ability to develop and commercialize our product candidates.

      Our success also depends on our ability to enter into and maintain licensing arrangements with commercial or academic entities to obtain technology that is advantageous or necessary to developing and commercializing our product candidates. If we cannot obtain or maintain these licenses on acceptable terms, we may be required to expend significant time and resources to develop or in-license similar technology. If we are unable to do so, we may be prevented from developing and commercializing our product candidates.

      We currently have various license agreements that provide us rights to use technologies owned or licensed by third parties in research, development and commercialization activities. Our material third-party licensing arrangements include the following:

•	a license with the Dana-Farber Cancer Institute for the use of the anti-B1 antibody used in BEXXAR therapeutic regimen; and

•	a license with the University of Michigan for the use of BEXXAR therapeutic regimen.

      Many of our third-party license agreements contain milestone-based termination provisions, in which case our failure to meet any agreed milestones may allow the licensor to terminate the agreement. Further, we may be unable to negotiate additional license agreements in the future on acceptable terms, if at all. Many of our license agreements grant us exclusive licenses to the underlying technologies. If we are unable to maintain the exclusivity of our exclusive licenses, we may be unable to commercialize our product candidates.

If we are unable to obtain, protect and enforce our patent rights, we may be unable to effectively protect or exploit our proprietary technology, inventions and improvements.

      Our success depends in part on our ability to obtain, protect and enforce commercially valuable patents. If we fail to obtain and maintain patent protection for our proprietary technology, inventions and improvements, our competitors could develop and commercialize products that would otherwise infringe our patents. We try to protect our proprietary positions by filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to developing our business.

      Our patent position is generally uncertain and involves complex legal and factual questions. Legal standards relating to the validity and scope of claims in the biotechnology and biopharmaceutical fields are still evolving. Accordingly, the degree of future protection for our patent rights is uncertain. The risks and uncertainties that we face with respect to our patents include the following:

•	the pending patent applications we have filed or to which we have exclusive rights may not result in issued patents or may take longer than we expect to result in issued patents;

•	the claims of any patents that issue may not provide meaningful protection;

•	we may be unable to develop additional proprietary technologies that are patentable;

•	the patents licensed or issued to us may not provide a competitive advantage;

•	other parties may challenge patents licensed or issued to us;

•	disputes may arise regarding the invention and corresponding ownership rights in inventions and know-how resulting from the joint creation or use of intellectual property by us, our licensors, corporate partners and other scientific collaborators; and

•	other parties may design around our patented technologies.

      We have licensed several patent applications from Southern Research Institute, or SRI, related to our microsphere encapsulation technology. One of these patent applications is currently the subject of opposition proceedings before the European Patent Office. The European Patent Office has revoked the previously issued European patent. Although SRI has appealed this decision, it is uncertain whether SRI will prevail in this opposition proceeding. As a result, this patent may not issue in Europe.

      IDEC Pharmaceuticals, Inc., or IDEC, has challenged the validity of our U.S. Patent Nos. 5,595,721, 5,843,398, 6,015,542, 6,090,365, 6,022,521, 6,251,362 and 6,287,537 related to BEXXAR therapeutic regimen by seeking declaratory judgment of invalidity of these patents. IDEC is also seeking a declaratory judgment that its Zevalin product for the treatment of NHL is not infringing the patents. We, GSK, our collaboration partner for BEXXAR therapeutic regimen in the United States, and the Regents of the University of Michigan are parties to a lawsuit against IDEC alleging patent infringement of our U.S. Patent Nos. 5,595,721, 6,015,542, 6,090,365 and 6,287,537 by Zevalin and seeking monetary damages and permanent injunctive relief. Claims in the patents at issue in the litigation cover composition of matter and methods-of-use in the treatment of NHL. If IDEC is successful in these proceedings, IDEC would be able to market its Zevalin product without the need to license from us any of our patents and could be awarded monetary damages. Litigation is ongoing and we are unable to predict an outcome at this time. However, an unfavorable outcome of this matter could have a materially adverse effect on our operating results from the sale of BEXXAR therapeutic regimen.

      On June 2, 2003, IDEC moved to amend its complaint to add a claim for declaratory judgment relief of non-infringement and invalidity of our U.S. Patent No. 6,565,827. Issued Patent No. 6,565,827 covers composition of matter used in the treatment of NHL. On that same day, IDEC also filed a separate lawsuit in the United States District Court, Southern District of California, seeking declaratory judgment of non-infringement and invalidity of this same patent. On August 11, 2003, the judge denied IDEC’s motion to amend the complaint to include this patent in the originally filed lawsuit or, alternatively, to consolidate the first filed lawsuit with the one filed on June 2, 2003. Litigation is ongoing and we are unable to predict an outcome at this time. However, an unfavorable outcome on this matter could have a materially adverse effect on our operating results from the sale of BEXXAR therapeutic regimen.

      In addition, on February 25, 2003, IDEC filed a complaint in the United States District Court, Southern District of California, against us and GSK for patent infringement of U.S. Reissue Patent No. RE38,008 which claims, among other things, methods of enhancing the delivery of conjugated specific antibodies to solid tumor target cells. If IDEC is successful in these proceedings, IDEC could be awarded monetary damages and permanent injunctive relief, which relief could prevent us from marketing BEXXAR therapeutic regimen. Litigation is ongoing and we are unable to predict an outcome at this time. However, an unfavorable outcome of this matter could have a materially adverse effect on our operating results from the sale of BEXXAR therapeutic regimen.

If we are unable to gain access to patent and proprietary rights of others, we may be unable to compete effectively.

      Our success depends in part on our ability to gain access to third-party patent and proprietary rights and to operate our business without infringing on third-party patent rights. We may be required to obtain licenses to patents or other proprietary rights from third parties to develop, manufacture and commercialize our product candidates. Licenses required under third-party patents or proprietary rights may not be available on terms acceptable to us, if at all. If we do not obtain the required licenses, we could encounter delays in product development while we attempt to redesign products or methods or we could be unable to develop, manufacture or sell products requiring these licenses.

If we are unable to protect our trade secrets, we may be unable to protect our interests in proprietary know-how that is not patentable or for which we have elected not to seek patent protection.

      Our success depends in part on our ability to protect trade secrets that are not patentable or for which we have elected not to seek patent protection. To protect our trade secrets, we rely primarily on confidentiality agreements with employees and third parties, and protective contractual provisions such as those contained in license agreements and research agreements. Nevertheless, other parties may develop similar or alternative technologies or duplicate our technologies that are not protected by patents, or otherwise obtain and use information that we regard as proprietary. Other parties may breach confidentiality agreements and other protective contracts we have entered into, and we may not become aware of, or have adequate remedies in the event of, any breach. Any material leak of confidential data into the public domain or to third parties could harm our competitive position.

If we are unable to protect our trademarks, we may be unable to compete effectively.

      We try to protect our trademarks by applying for U.S. and foreign registrations for marks that are important to developing our business. However, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective trademark protection may not be available in other jurisdictions. If we are unable to protect our trademarks, we may be unable to establish brand awareness for our products, which could limit our ability to compete effectively. Of our trademarks, MPL is currently the subject of an opposition proceeding before the Office for the Harmonization in the Internal Market, which handles initial prosecution and opposition of European trademarks. We may not ultimately prevail in this opposition proceeding. As a result, we may not receive trademark protection for MPL in Europe. Our trademark application in Canada for ENHANZYN is currently the subject of an opposition proceeding before the Canadian Intellectual Property Office. We may not ultimately prevail in this opposition proceeding. As a result, we may not receive trademark protection for ENHANZYN in Canada.

Litigation regarding intellectual property rights owned or used by us may be costly and time-consuming.

      As a result of litigation, interferences, opposition proceedings and other administrative proceedings in which we are or may become involved, including the IDEC litigation, we may incur substantial expense and the proceedings may divert the efforts of our technical and management personnel. An adverse determination in proceedings of this type could subject us to significant liabilities, allow our competitors to market competitive products without obtaining a license from us, or require us to seek licenses from third parties that may not be available on commercially reasonable terms, if at all. If we cannot obtain such licenses, we may be restricted or prevented from developing and commercializing our product candidates. As a result, an adverse determination could have a materially adverse effect on our business, financial condition and operating results.

      The enforcement, defense and prosecution of intellectual property rights, United States Patent and Trademark Office interference proceedings and related legal and administrative proceedings in the United States and elsewhere involve complex legal and factual questions. As a result, these proceedings are costly and time-consuming, and their outcome is uncertain. Litigation may be necessary to:

•	defend against third-party claims of infringement;

•	enforce our issued and licensed patents;

•	protect our trade secrets or know-how; or

•	determine the enforceability, scope and validity of the proprietary rights of others.

If we do not successfully integrate potential future acquisitions, we may incur unexpected costs and disruptions to our business.

      We have completed several acquisitions of complementary technologies, product candidates and businesses. In the future, we may acquire additional complementary companies, products and product candidates or technologies. Managing these acquisitions has entailed and may in the future entail numerous operational and financial risks and strains, including:

•	exposure to unknown liabilities;

•	higher-than-expected acquisition and integration costs;

•	difficulty and cost in combining the operations and personnel of acquired businesses with our operations and personnel;

•	disruption of our business and diversion of our management’s time and attention to integrating or completing the development or commercialization of any acquired technologies;

•	impairment of relationships with key customers of acquired businesses due to changes in management and ownership;

•	inability to retain key employees of acquired businesses; and

•	increased amortization expenses if an acquisition results in significant intangible assets or potential write-downs of goodwill and other intangible assets due to impairment of the assets.

      For example, in December 2000 we acquired Coulter, a publicly held biotechnology company specializing in, among other things, the development of therapeutic antibodies, including BEXXAR therapeutic regimen. As a result of our acquisition of Coulter, we acquired direct sales and marketing personnel in preparation for the launch of BEXXAR therapeutic regimen. In an effort to minimize expenses during the delay in the FDA review of BEXXAR therapeutic regimen, we initiated expense reductions, including a 15% reduction in total headcount in March 2001. The majority of these reductions took place in the operations that we acquired from Coulter. During the first quarter of 2002, we experienced a decrease in the value of our common stock subsequent to receiving the complete review letter from the FDA regarding the BEXXAR therapeutic regimen BLA. As a result, goodwill and other intangibles were re-evaluated and we recognized a $161.1 million goodwill impairment charge. BEXXAR therapeutic regimen may not be successful in the marketplace, in which case we may not gain substantial benefit from the Coulter acquisition. In May 2002, we sold specific preclinical assets and equipment that we acquired from Coulter to Medarex, Inc. and, in connection with the asset sale, initiated a further headcount reduction.

We depend heavily on the principal members of our management and scientific staff, the loss of any of whom could impair our ability to compete.

      The loss of the services of any of the principal members of our management and scientific staff could significantly delay or prevent the achievement of our scientific or business objectives. Competition among biotechnology and biopharmaceutical companies for qualified employees is intense, and the ability to retain and attract qualified individuals is critical to our success. We may be unable to attract and retain these individuals currently or in the future on acceptable terms, if at all. In addition, we do not maintain “key person” life insurance on any of our officers, employees or consultants.

      We also have relationships with scientific collaborators at academic and other institutions, some of whom conduct research at our request or assist us in formulating our research, development or clinical strategy. These scientific collaborators are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. We have limited control over the activities of these scientific collaborators and can generally expect these individuals to devote only limited amounts of time to our activities. Failure of any of these persons to devote sufficient time and resources to our programs could harm our business. In addition, these collaborators may have arrangements with other companies to assist the companies in developing technologies that may compete with our products.

If we are unable to compete effectively in the highly competitive biotechnology and biopharmaceutical industries, our business will fail.

      The biotechnology and biopharmaceutical industries are intensely competitive, and we may be unable to compete effectively in these industries. Many companies and institutions compete with us in developing alternative therapies to treat or prevent cancer, infectious diseases and autoimmune diseases, including:

•	pharmaceutical companies;

•	biotechnology companies;

•	academic institutions; and

•	research organizations.

      Moreover, technology controlled by third parties that may be advantageous to our business may be acquired or licensed by our competitors, thereby preventing us from obtaining technology on commercially reasonable terms, if at all.

      Many of the companies developing competing technologies and products have significantly greater financial resources and expertise in research and development, manufacturing, preclinical and clinical development, obtaining regulatory approvals and marketing than we do. Other smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Academic institutions, government agencies and other public and private research organizations may also conduct research, seek patent protection and establish collaborative arrangements for research and development, manufacturing, and preclinical and clinical development, and obtain regulatory approval and market of products similar to ours. These companies and institutions compete with us in recruiting and retaining qualified scientific and management personnel, as well as in acquiring and developing technologies complementary to our programs. We will face competition with respect to:

•	product efficacy and safety;

•	timing and scope of regulatory approvals;

•	availability of resources;

•	reimbursement coverage;

•	product price; and

•	patent position.

      Competitors may develop more effective or more affordable products, or may achieve earlier patent protection or product commercialization, than we do. These competitive products may achieve a greater market share or render our products obsolete.

      IDEC’s product, Zevalin, received FDA approval for commercial sale in the United States in February 2002. Zevalin has been approved and is being marketed for the treatment of certain types of NHL in the United States. Consequently, IDEC could have a significant advantage over us in sales and marketing of products for the treatment of NHL in the United States.

Our stock price could be very volatile and shares of our common stock may suffer a decline in value.

      The market prices for securities of biotechnology companies have in the past been, and are likely to continue in the future to be, very volatile. As a result of the fluctuations in the price of our common stock you may be unable to sell your shares at or above the price you paid for them. The market price of our common stock may be subject to substantial volatility depending on numerous factors, many of which are beyond our control, including:

•	announcements regarding the results of discovery efforts and preclinical and clinical activities by us or our competitors;

•	progress or delay of our or our competitors’ regulatory approvals;

•	announcements regarding the acquisition of technologies or companies by us or our competitors;

•	changes in our existing corporate partnerships or licensing arrangements;

•	establishment of additional corporate partnerships or licensing arrangements by us or our competitors;

•	technological innovations or new commercial products developed by us or our competitors;

•	changes in our or our competitors’ intellectual property portfolio;

•	developments or disputes concerning our or our competitors’ proprietary rights;

•	issuance of new or changed securities analysts’ reports and their recommendations regarding us or our competitors;

•	changes in government regulations;

•	economic and other external factors;

•	additions or departures of any of our key personnel;

•	operating losses by us; and

•	actual or anticipated fluctuations in our quarterly financial and operating results and degree of trading liquidity in our common stock.

      Our common stock has traded as high as $72.00 and as low as $4.48 since the beginning of 2000. The last reported sales price of our common stock on September 8, 2003 was $9.09. If our stock price declines significantly, we may be unable to raise additional capital. Significant declines in the price of our common stock could also impede our ability to attract and retain qualified employees and reduce the liquidity of our common stock.

Product liability claims may damage our reputation and if insurance proves inadequate, the product liability claims may harm our financial position.

      Our business exposes us to the risk of product liability claims inherent in manufacturing, testing and marketing therapies for treating people with cancer, infectious diseases and autoimmune diseases. A product liability claim may damage our reputation by raising questions about a product’s safety and efficacy and could limit our ability to sell one or more products by preventing or interfering with product commercialization. Although we have product liability and clinical trial liability insurance that we believe is commercially reasonable, this coverage may be inadequate or may be unavailable in the future on acceptable terms, if at all.

      Defending a suit, regardless of its merit, could be costly and could divert management attention.

State laws and our certificate of incorporation may inhibit potential acquisition bids that could be beneficial to our stockholders.

      Provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware and Washington law, will make it more difficult for a third party to acquire us, even if doing so would be beneficial for our stockholders. This could limit the price that certain investors might be willing to pay in the future for our shares of common stock. For example, certain provisions of our certificate of incorporation or bylaws:

•	allow our board to issue preferred stock without any vote or further action by the stockholders;

•	eliminate the right of stockholders to act by written consent without a meeting;

•	eliminate cumulative voting in the election of directors;

•	specify a supermajority requirement for stockholders to call a special meeting;

•	specify restrictive procedures for director nominations by stockholders; and

•	specify a supermajority requirement for stockholders to change the number of directors.

      We are subject to certain provisions of Delaware and Washington law, which could also delay or make more difficult a merger, tender offer or proxy contest involving us. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in certain business combinations with any interested stockholder for a period of three years unless specific conditions are met. Similarly, Chapter 23B.19 of the Washington Business Corporation Act prohibits corporations based in Washington from engaging in certain business combinations with any interested stockholder for a period of five years unless specific conditions are met.

      In addition, certain provisions of Delaware and Washington law could have the effect of delaying, deferring or preventing a change in control of us, including, without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock. The provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

Risks Related to the Notes

The notes are subordinated and there are no financial covenants in the indenture.

      The notes are unsecured and subordinated in right of payment to all of our existing and future senior debt. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, we will not be able to repay the notes until after we have satisfied all of our senior debt obligations. As a result, we may not have sufficient assets remaining to pay amounts due on any or all of the outstanding notes. In addition, we will not make any payments on the notes in the event of payment defaults on our designated senior debt or other specified defaults on our designated senior debt.

      The notes also are effectively subordinated to the liabilities, including trade payables, of our subsidiaries. As a result, our right to receive assets of any subsidiaries upon their liquidation or reorganization, and the rights of the holders of the notes to share in those assets, are subject to the claims of the creditors of the subsidiaries.

      Neither we nor our subsidiaries are restricted from incurring additional debt, including senior debt, or liabilities under the indenture. In addition, we are not restricted from paying dividends or issuing or repurchasing our securities under the indenture. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected.

We may be unable to repay, repurchase or redeem the notes.

      At maturity, the entire outstanding principal amount of the notes will become due and payable by us. Upon a change in control, as defined in the indenture, you may require us to repurchase all or a portion of your notes. We may not have enough funds or be able to arrange for additional financing to pay the principal at maturity or to repurchase the notes on a change in control. Our credit facility and certain of our debt agreements provide that a change in control constitutes an event of default. Future credit agreements or other agreements relating to our indebtedness might contain similar provisions. If the maturity date or a change in control occurs at a time when we are prohibited from repaying or repurchasing the notes, we could seek the consent of our lenders to purchase the notes or could attempt to refinance this debt. If we do not obtain the necessary consents or refinance the debt, we will be unable to repay or repurchase the notes. Our failure to repay the notes at maturity or repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt. In such circumstances, or if a change in control would constitute an event of default under our senior debt, the subordination provisions of the indenture would possibly limit or prohibit payments to you. The term “change in control” is limited to certain specified transactions and may not include other events that might harm our financial condition. Our obligation to offer to purchase the notes upon a change in control would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

A market may not develop for the notes.

      The notes are a new issue of securities for which there is currently no public market. The initial purchaser has advised us that it currently intends to make a market in the notes. The initial purchaser is not, however, obligated to make a market and may discontinue this market-making activity at any time without notice. Furthermore, any notes held by Sprout Group, or Sprout, will be subject to restrictions on resale and will likely not be available for market-making activities. In addition, market-making activity by the initial purchaser will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act. As a result, a market for the notes may not develop or, if one does develop, it may not be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could decline significantly.

The price at which our common stock may be purchased on The Nasdaq National Market is currently lower than the conversion price of the notes and may remain lower in the future.

      Prior to electing to convert notes, the note holder should compare the price at which our common stock is trading in the market to the conversion price of the notes. Our common stock trades on The Nasdaq National Market under the symbol “CRXA.” On September 8, 2003, the last reported sale price of our common stock was $9.09 per share. The initial conversion price of the notes is $9.175 per share. The market prices of our securities are subject to significant fluctuations. Such fluctuations, as well as economic conditions generally, may adversely affect the market price of our securities, including our common stock and the notes.

The notes may not be rated or may receive a lower rating than anticipated.

      We believe that it is unlikely that the notes will be rated. If, however, one or more rating agencies rate the notes and assign the notes a rating lower than the rating expected by investors, or reduce their rating in the future, the market price of the notes and our common stock would be harmed.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of securities covered by this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges for each of the periods indicated is as follows:

						For the
	Year Ended December 31,					Six Months Ended

	1998	1999	2000	2001	2002	June 30, 2002	June 30, 2003

		(In thousands)
Ratio of earnings to fixed charges and preferred stock dividends(1)	—	—	—	—	—	—	—

(1)	For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before the provision for income taxes and the cumulative effect of changes in accounting, plus fixed charges. Fixed charges consist of interest charges and that portion of rental payments under operating leases we believe to be representative of interest. Earnings for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 and for the six months ended June 30, 2002 and 2003, were insufficient to cover fixed charges by $21,316, $54,758, $660,831, $148,037, $207,399, $171,359 and $39,318 (in thousands), respectively.

DIVIDEND POLICY

      We have never declared or paid any dividends on our common stock. For the foreseeable future, we intend to retain earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends.

DESCRIPTION OF NOTES

      We issued the notes under an indenture dated as of June 13, 2003 between us and Wells Fargo Bank, National Association, as trustee, and are registering the resale of the notes and the common stock underlying the notes on a shelf registration statement, of which this prospectus is a part, pursuant to a registration rights agreement with the initial purchaser. The following summarizes some, but not all, provisions of the notes, the indenture and the registration rights agreement. We urge you to read the indenture and the registration rights agreement because those agreements, not this description, define your rights as a holder of the notes. Copies of the indenture, the form of global certificate evidencing the notes and the registration rights agreement are available to you upon request.

General

      The notes are general unsecured obligations limited to an aggregate principal amount of $100,000,000. The notes will mature on July 1, 2008, unless earlier converted, redeemed at our option or repurchased by us at your option upon a change in control.

      The notes bear interest at the annual rate of 4.25%. We will pay interest on July 1 and January 1 of each year, commencing on January 1, 2004, subject to certain exceptions if the notes are converted, redeemed or repurchased prior to the interest payment date.

      You may convert the notes into shares of our common stock initially at the conversion rate stated on the front cover of this prospectus at any time before the close of business on the maturity date, unless the notes have been previously redeemed or repurchased. Holders of notes called for redemption or submitted for repurchase are entitled to convert the notes up to and including the business day immediately preceding the date fixed for redemption or repurchase, as the case may be. The conversion rate may be adjusted as described below.

      The notes are general unsecured obligations and are subordinate to our existing and future debt. The notes are effectively subordinated to the liabilities of our subsidiaries. Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt, or issuing or repurchasing our securities.

      On or after July 5, 2005, we may redeem the notes, in whole or in part; provided, however, that if the redemption date is before July 1, 2007, we may redeem the notes only if the closing price of our common stock exceeds 140% of the conversion price for at least 20 trading days in any consecutive 30-day trading period, as described in “— Optional Redemption by Corixa.” If we experience a change in control of us, you will have the right to require us to repurchase your notes as described below under “— Repurchase at Option of Holders Upon a Change in Control.”

      See “— Global Note, Book-Entry Form” for information regarding the form, documents and mechanics for transferring the notes.

Conversion

      You may convert your notes, in whole or in part, into shares of our common stock at any time on or prior to the close of business on the maturity date, unless the notes have been previously redeemed or repurchased. The initial conversion rate is equal to 108.9918 shares per $1,000 principal amount of notes. The conversion rate is equivalent to a conversion price of approximately $9.175 per share. The conversion rate is subject to adjustment, as described below.

      If the notes are called for redemption or are subject to repurchase following a change in control, your conversion rights on the notes called for redemption or submitted for repurchase will expire at the close of business on the last business day before the redemption date or repurchase date, as the case may be. If, however, we default in the payment of the redemption price or repurchase price, your conversion right will terminate at the close of business on the date the default is cured and the notes are redeemed or repurchased.

      Owners who hold beneficial interests in the notes through participants or indirect participants who desire to convert their interests into common stock should contact their brokers or the participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. If you hold certificated notes, you may convert all or part of any note by delivering the note to the office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained by the trustee. The conversion date will be the date on which the note and the duly signed and completed conversion notice are so delivered.

      As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion. The certificate will then be sent by the trustee to the conversion agent for delivery to the holder. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable and will rank equally with the other shares of our common stock. We will not issue fractional shares of common stock upon conversion of the notes. Instead, we will pay cash based on the closing market price of our common stock at the close of business on the last trading date preceding the conversion date.

      Except as described in this paragraph, if you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the next preceding interest payment date to the conversion date. Any note surrendered for conversion during the period from the close of business on any regular record date to the opening of business on the next succeeding interest payment date (except notes, or portions thereof, called for redemption or to be repurchased) must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of notes being surrendered for conversion. In the case of any note that has been converted after any regular record date but before the next succeeding interest payment date, interest payable on the interest payment date shall be payable on the interest payment date notwithstanding the conversion, and the interest shall be paid to the holder of such note on the regular record date.

      No other payment or adjustment for interest, or for any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion of the notes will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date.

      You will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion, but you will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

      The conversion rate is subject to adjustment for, among other things:

(i) the issuance of shares of our common stock as a dividend or distribution on shares of our common stock;

(ii) the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase our common stock at less than the then current market price of our common stock as of the record date for stockholders entitled to receive such rights, options or warrants, provided that the conversion rate will be readjusted to the extent that such rights, options or warrants are not exercised prior to the expiration;

(iii) subdivisions and combinations of our common stock;

(iv) distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

•	those dividends, rights, options, warrants and distributions referred to in clause (i) or (ii) above;

•	dividends and distributions paid exclusively in cash; and

•	distributions of rights to holders of common stock pursuant to a stockholder rights plan;

(v) distributions consisting exclusively of cash, excluding any cash portion of distributions referred to immediately above or cash distributed upon a merger or consolidation as discussed below, to all holders of our common stock in an aggregate amount that, combined together with:

•	other all-cash distributions made within the preceding 365-day period in respect of which no adjustment has been made; and

•	any cash and the fair market value of other consideration payable in connection with any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 365-day period in respect of which no adjustment has been made exceeds 10% of our market capitalization, being the product of the current market price per share of our common stock on the record date for such distribution and the number of shares of common stock then outstanding; and

(vi) the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries that involves an aggregate consideration that, together with:

•	any cash and the fair market value of other consideration payable in respect of any other tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 365-day period in respect of which no adjustments have been made; and

•	the aggregate amount of all-cash distributions referred to above to all holders of our common stock within the preceding 365-day period in respect of which no adjustments have been made exceeds 10% of our market capitalization on the expiration date of such tender offer.

      We are not required to make any adjustment in the conversion rate unless the adjustment requires a change of at least 1% of the conversion rate. Any adjustment not made will be taken into account in subsequent adjustments. We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered notes of any adjustments.

      To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to limited exceptions.

      In addition to the foregoing adjustments, we may increase the conversion rate to avoid or diminish income tax to holders of our common stock in connection with any event treated for U.S. federal income tax purposes as a dividend of stock or stock rights.

      In the event of

•	any reclassification of our common stock,

•	a consolidation, merger or combination involving us, or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets,

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your notes you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted your notes into our common stock immediately prior to any of these events. The preceding sentence will not apply to a merger or sale of all or substantially all of our assets that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

      We may, from time to time, increase the conversion rate for any period of at least 20 days if our board of directors determines that the increase would be in our best interest. The board of directors’ determination in this regard will be conclusive. We will give holders of the notes at least 15 days’ notice of any such increase in the conversion rate.

      You may, in some circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See “Certain United States Federal Income Tax Considerations — U.S. Holders.”

Subordination

      The notes are subordinated and, as a result, the payment of the principal of, and premium, if any, and interest, including liquidated damages, on the notes, including amounts payable on any redemption or repurchase, is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior debt, of all of our senior debt to the extent provided in the indenture. The notes are also effectively subordinated to any debt or other liabilities of our subsidiaries. As of June 30, 2003 we had approximately $29.3 million of outstanding senior debt and the aggregate amount of indebtedness and other liabilities of our subsidiary was approximately $21.7 million (excluding intercompany liabilities and deferred revenue).

      “Senior debt” is defined in the indenture to mean: the principal of, and premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on, and all fees and other amounts payable or rent or other obligations, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture or thereafter created, incurred or assumed in connection with any of the following:

•	any credit or loan agreement, note, bond, debenture or other written obligation;

•	our incurring obligations for money borrowed;

•	any note or similar instrument issued by us in connection with the acquisition of any businesses, properties or assets of any kind;

•	the lease by us of any real or personal property:

•	under leases if all or a portion of the lessee’s rental obligations are required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles; or

•	under leases, participation agreements, guarantees or similar documents entered into by us in connection with the leasing of real or personal property by us or any of our subsidiaries that provides that we are contractually obligated to purchase or cause a third party to purchase the leased property for a fixed price or otherwise guarantee a residual value of leased property to the lessor or a third party, whether or not such lease is properly classified as an operating or capital lease in accordance with generally accepted accounting principles;

•	any interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

•	any letter of credit, bankers’ acceptances and similar facilities, including reimbursement obligations with respect to the foregoing;

•	any deferred purchase price of property or services;

•	all obligations of the type referred to in the above clauses of another person and any dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

•	renewals, extensions, modifications, replacements, restatements and refunding of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

      “Senior debt” does not include:

•	the notes;

•	any other indebtedness or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide that it is not superior in right of payment to the notes; or

•	any trade accounts payable or accrued liabilities arising in the ordinary course of business.

      “Designated senior debt” means our obligations under any particular senior debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which we are a party, expressly provides that such senior debt shall be designated senior debt for purposes of the indenture. The instrument, agreement or other document evidencing any designated senior debt may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt.

      We may not make any payment on account of principal, premium or interest, including liquidated damages, if any, on the notes, or redeem or repurchase the notes, if:

•	we default in our obligations to pay principal, premium, interest or other amounts on our designated senior debt, including a default under any redemption or repurchase obligation, and the default continues beyond any applicable grace period that we may have to make these payments; or

•	any other default occurs and is continuing on any designated senior debt, and

•	the default permits the holders of the designated senior debt to accelerate its maturity; and

•	the trustee has received a payment blockage notice from us, the holder of such debt or such other person permitted to give such notice under the indenture.

      If payments on the notes have been blocked by a payment default on designated senior debt, payments on the notes may resume when the payment default has been cured or waived or ceases to exist.

      If payments on the notes have been blocked by a nonpayment default on designated senior debt, payments on the notes may resume on the earlier of:

•	the date the nonpayment default is cured or waived or ceases to exist; or

•	179 days after the payment blockage notice is received.

      No nonpayment default that existed on the day a payment blockage notice was delivered to the trustee can be used as the basis of any subsequent payment blockage notice. In addition, once a holder of designated senior debt has blocked payment on the notes by giving a payment blockage notice, no new period of payment blockage can be commenced pursuant to a subsequent payment blockage notice unless and until both of the following are satisfied:

•	365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice; and

•	all scheduled payments of principal, premium, if any, and interest with respect to the notes that have come due have been paid in full in cash.

      In addition, all principal, premium, if any, interest and other amounts due on all senior debt must be paid in full in cash before you are entitled to receive any payment otherwise due upon:

•	any acceleration of the principal on the notes as a result of any event of default of the notes; or

•	any payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings.

      In the event of insolvency, creditors who are holders of senior debt are likely to recover more, ratably, than you because of this subordination. The subordination may result in a reduction or elimination of payments on the notes to you. The subordination will not prevent the occurrence of any event of default under the indenture.

      If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior debt is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior debt to the extent necessary to make payment in full of all senior debt remaining unpaid.

      The notes are “structurally subordinated” to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations. This occurs because our right to receive assets of any of our subsidiaries upon its liquidation or reorganization, and your right to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to us.

      The indenture does not limit our ability to incur senior debt or our ability or the ability of our subsidiaries to incur any liabilities, including indebtedness. If we incur additional indebtedness, our ability to pay our obligations on the notes could be affected. We expect from time to time to incur additional indebtedness and other liabilities.

      We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee’s claims for such payments will be senior to the claims of the note holders.

Optional Redemption by Corixa

      On or after July 5, 2005, we may redeem the notes, in whole or in part, at the redemption price, which is 100% of the principal amount; provided, however, that if the redemption date is before July 1, 2007, we may redeem the notes only if the closing price of our common stock exceeds 140% of the conversion price for at least 20 trading days in any consecutive 30-day trading period. If we elect to redeem all or part of the notes, we will give at least 30, but no more than 60, days’ notice to you. In each case, we will pay interest to, but excluding, the redemption date.

      If we decide to redeem fewer than all of the notes, the trustee will select the notes to be redeemed by lot or, in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be part of the portion selected for redemption.

      No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

Repurchase at Option of Holders upon a Change in Control

      If a “change in control” as defined below occurs, you have the right, at your option, to require us to repurchase all of your notes not previously converted or called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased, together with interest accrued but unpaid to, but excluding, the repurchase date.

      Within 30 calendar days after the occurrence of a change in control, we are obligated to give to you notice of the change in control and of the repurchase right arising as a result of the change in control. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, you must deliver on or before the close of business on the business day prior to the repurchase date written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is 30 business days after the date of our notice.

      A change in control will be deemed to have occurred at any time after the notes are originally issued if any of the following occurs:

•	during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Corixa (together with any new directors whose election to the board of directors, or whose nomination for election by the stockholders of Corixa, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office; or

•	any person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

•	we merge or consolidate with or into any other person, any merger of another person into us or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any such transaction:

•	involving a merger or consolidation that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock, and pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation in generally the same proportion immediately after such transaction; or

•	effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock into solely shares of common stock.

      A change in control shall not, however, be deemed to have occurred if the closing price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control (in the case of a change in control under the second bullet above) or the period of 10 consecutive trading days ending immediately before the change in control (in the case of a change in control under the third bullet above) shall equal or exceed 105% of the conversion price of the notes in effect on each such trading day.

      For purposes of these provisions:

•	whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act; and

•	“person” includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

      The rules and regulations promulgated under the Exchange Act require the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with this rule to the extent it applies at that time.

      The definition of change in control includes the conveyance, transfer, sale, lease or disposition of all or substantially all of our assets. There is no precise, established legal definition of the phrase “substantially all.” The phrase will likely be interpreted under applicable state law and will depend on particular facts and circumstances. As a result of the uncertainty as to the definition of the phrase “substantially all,” we cannot assure you how a court would interpret this phrase if you elect to exercise your rights following the occurrence of a transaction that you believe constitutes a transfer of “substantially all” of our assets. Accordingly, your ability to require us to repurchase your notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

      The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

      This change in control purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by management to adopt a series of antitakeover provisions. Instead, the change in control purchase feature is a result of negotiations between us and the initial purchaser.

      Our ability to repurchase notes upon the occurrence of a change in control is subject to important limitations. Certain of our debt agreements may prohibit our redemption or repurchase of the notes. Moreover, a change in control could cause an event of default under, or be prohibited or limited by, the terms of our senior debt. As a result, unless we were to obtain a waiver from our other lenders, a repurchase of the notes could be prohibited under the subordination provisions of the indenture until the senior debt is paid in full. If holders elect to have us repurchase notes upon a change in control, we may not have the financial resources, or be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. If we were to fail to repurchase the notes when required following a change in control, an event of default under the indenture would occur, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under our other debt. See “—Subordination.”

Mergers and Sales of Assets by Corixa

      We may not consolidate with or merge into any other entity or convey, transfer, sell or lease our properties and assets substantially as an entirety to any entity, and we may not permit any entity to consolidate with or merge into us or convey, transfer, sell or lease such entity’s properties and assets substantially as an entirety to us unless:

•	the entity formed by such consolidation or into or with which we are merged or the entity to which our properties and assets are so conveyed, transferred, sold or leased shall be a corporation organized and existing under the laws of the United States, any state within the United States or the District of Columbia and, if we are not the surviving entity, the surviving entity assumes the payment of the principal of, premium, if any, and interest on the notes and the performance of our other covenants under the indenture;

•	immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

•	other conditions specified in the indenture are met.

      When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

Events of Default

      The following are events of default under the indenture:

•	we fail to pay principal of or premium, if any, on any note when due;

•	we fail to pay any interest, including any liquidated damages, on any note when due, which failure continues for 45 days;

•	we fail to provide timely notice of a change in control;

•	we fail to perform any other covenant in the indenture, which failure continues for 45 days following notice as provided in the indenture;

•	any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, by us or any of our subsidiaries, in an aggregate principal amount in excess of $10 million is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture; and

•	certain events of bankruptcy, insolvency or reorganization involving us or any of our subsidiaries.

      Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder, unless the holder shall have offered reasonable indemnity to the trustee. Subject to providing indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

      If an event of default, other than an event of default arising from events of insolvency, bankruptcy or reorganization, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may accelerate the maturity of all notes. After such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, however, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of principal of the notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of insolvency, bankruptcy or reorganization occurs, then the principal of, and accrued interest on, all the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee. For information as to waiver of defaults, see “— Meetings, Modification and Waiver” below.

      You do not have any right to institute any proceeding with respect to the indenture, or for any remedy under the indenture, unless:

•	you give the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request and offered reasonable indemnity to the trustee to institute proceedings;

•	the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with the written request; and

•	the trustee shall have failed to institute such proceeding within 60 days of the written request.

      These limitations do not, however, apply to a suit instituted by you for the enforcement of payment of the principal of, premium, if any, or interest, including liquidated damages, on your note on or after the respective due dates expressed in your note or your right to convert your note in accordance with the indenture.

      We are required to furnish to the trustee annually a statement as to the performance of certain of our obligations under the indenture and as to any default in such performance.

Meetings, Modification and Waiver

      The indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.

      Certain limited modifications of the indenture may be made without the necessity of obtaining the consent of the holders of the notes. Other modifications and amendments of the indenture may be made, compliance by us with certain restrictive provisions of the indenture may be waived and any past defaults by us under the indenture (except a default in the payment of principal, premium, if any, or interest) may be waived, either:

•	with the written consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding; or

•	by the adoption of a resolution, at a meeting of holders of the notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the notes represented at such meeting.

      The quorum at any meeting called to adopt a resolution will consist of persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

      A modification or amendment, however, requires the consent of the holder of each outstanding note affected by such modification or amendment if it would:

•	change the stated maturity of the principal of, or interest on, a note;

•	reduce the principal amount of, or any premium or interest on, any note;

•	reduce the amount payable upon a redemption or mandatory repurchase;

•	reduce the amount of principal payable upon acceleration of the maturity of the note;

•	modify the provisions with respect to the repurchase rights of holders of notes in a manner adverse to the holders;

•	modify our right to redeem the notes in a manner adverse to the holders;

•	change the place or currency of payment on a note;

•	impair the right to institute suit for the enforcement of any payment on any note;

•	modify our obligation to maintain an office or agency in The City of New York;

•	adversely affect the right to convert the notes other than a modification or amendment required by the terms of the indenture;

•	modify our obligation to deliver information required under Rule 144A of the Securities Act to permit resales of the notes and common stock issued upon conversion of the notes if we cease to be subject to the reporting requirements under the Exchange Act;

•	reduce the above-stated percentage of the principal amount of the holders whose consent is needed to modify or amend the indenture;

•	reduce the percentage of the principal amount of the holders whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

•	reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

Payment

      We will make all payments of principal and interest on the notes by dollar check drawn on an account maintained at a bank in The City of New York. If you hold registered notes with a face value greater than $2,000,000, at your request we will make payments of principal or interest to you by wire transfer to an account maintained by you at a bank in The City of New York. Payment of any interest on the notes will be made to the entity in whose name the note, or any predecessor note, is registered at the close of business on June 15 or December 15, whether or not a business day, immediately preceding the relevant interest payment date, which we refer to as a regular record date. If you hold registered notes with a face value in excess of $2,000,000 and you would like to receive payments by wire transfer, you will be required to provide the trustee with wire transfer instructions at least 15 days prior to the relevant payment date. Payments made to The Depositary Trust Company, or DTC, as holder of one or more global notes will be made by wire transfer.

      Payments on any global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents or the trustee’s agents has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to payments made on account of beneficial ownership interests in the global note, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global note; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

      We are not required to make any payment on the notes due on any day that is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

      We have initially appointed the trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. Until, however, the notes have been delivered to the trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the notes have been made available for payment and either paid or returned to us as provided in the indenture, the trustee will maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with “— Notices” below.

      All moneys deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of, premium, if any, or interest on any notes that remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

Purchase of Notes by Corixa

      We may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we purchase may, to the extent permitted by applicable law and subject to restrictions contained in the purchase agreement with the initial purchaser, be re-issued or resold or may, at our option, be surrendered to the trustee for cancellation.

Surrender and Cancellation of Notes

      All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

Notices

      Notice to holders of the registered notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

      Notice of a redemption of notes will be given not less than 30 or more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the notes will be irrevocable.

Replacement of Notes

      We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

Payment of Stamp and Other Taxes

      We will pay all stamp and other duties, if any, that may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes or of shares of stock upon conversion of the notes. We are not required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

Registration Rights

      We and the initial purchaser entered into a registration rights agreement on June 13, 2003. In the registration rights agreement, we agreed, for the benefit of the holders of the notes and the shares of common stock issuable upon conversion of the notes, which we refer to as the registrable securities, at our expense, to:

•	file with the SEC, within 90 days after June 13, 2003, a shelf registration statement covering resales of the registrable securities;

•	use reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act within 180 days after June 13, 2003; and

•	use reasonable efforts to keep effective the shelf registration statement until two years after June 13, 2003 or, if earlier, until the notes and the common stock issuable upon conversion of the notes are no longer deemed registrable securities within the meaning of the registration rights agreement.

      We are permitted to suspend the use of the prospectus that is part of the shelf registration statement during prescribed periods of time for business reasons, including acquisitions and divestitures of assets, pending corporate developments, public filings with the SEC and similar events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 45 days in any 90-day period or a total of 90 days in any 365-day period. We will provide to each holder of registrable securities copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take certain other actions required to permit public resales of the registrable securities.

      We will pay predetermined liquidated damages if the shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above. The rates at which liquidated damages will accrue will be as follows:

•	0.25% of the aggregate principal amount of the notes per annum to and including the 90th day after the registration default; and

•	0.50% of the aggregate principal amount of the notes per annum from and after the 91st day after the registration default.

      In the event notes that are registrable securities are converted into shares of common stock that are restricted securities, any liquidated damages will accrue on such shares at the rates described above, applied to the conversion price at that time.

      A holder who elects to sell any registrable securities pursuant to the shelf registration statement:

•	is required to be named as a selling security holder in the related prospectus;

•	is required to deliver a prospectus to purchasers;

•	is subject to certain civil liability provisions under the Securities Act in connection with those sales; and

•	is bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.

      We gave notice of our intention to make such filing of a shelf registration statement, of which this prospectus is part, which notice we refer to as a selling securityholder notice and questionnaire, to each of the holders of the notes in the same manner as we would give notice to holders of notes under the indenture. Such selling securityholder notice and questionnaire sought, among other things, a determination from each of such holders as to whether such holder elected to have its registrable securities registered for sale pursuant to the shelf registration statement.

      We will give notice to all holders who have provided us with a selling securityholder notice and questionnaire of the effectiveness of the shelf registration statement. A beneficial owner of notes will need to complete a selling securityholder notice and questionnaire (available from us) prior to any intended distribution of his, her or its registrable securities pursuant to the shelf registration statement. Any beneficial owner of notes wishing to include his, her or its registrable securities must deliver to us a properly completed and signed selling securityholder notice and questionnaire prior to any intended distribution of registrable securities pursuant to the shelf registration statement. Depending on how quickly the shelf registration statement is declared effective, a holder who responds to the selling securityholder notice and questionnaire too late to be included on the shelf registration statement may not have his, her or its registrable securities included until after the shelf registration statement is declared effective. A holder that is too late to be included on the shelf registration statement will have his, her or its registrable securities included on a post-effective amendment to the shelf registration statement or a prospectus supplement. No holder (other than the initial purchaser) shall be entitled to have the registrable securities held by it covered by the shelf registration statement unless such holder agrees in writing to be bound by all the provisions of the registration rights agreement applicable to such holder.

Governing Law

      The indenture, the notes, and the registration rights agreement are governed by and construed in accordance with the laws of the state of New York, without regard to conflicts of laws principles.

The Trustee

      Wells Fargo Bank, National Association, the trustee under the indenture, has been appointed by us as the initial paying agent, conversion agent and registrar, with regard to the notes. We and our subsidiaries may maintain deposit accounts and conduct other banking transactions with the trustee or its affiliates in the ordinary course of business, and the trustee and its affiliates may from time to time in the future provide us with banking and financial services in the ordinary course of their business.

      The holders of a majority in principal amount of all outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. Any such direction may not, however, conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

      If an event of default occurs and is continuing, the trustee will be required to use the degree of care of a prudent person in the conduct of its own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have furnished to the trustee reasonable security or indemnity.

Form, Denomination and Registry

      The notes (other than the notes initially issued to Sprout) were issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples.

      The notes initially issued to Sprout were issued:

•	only in certificated form under a separate CUSIP number (and will remain under a separate CUSIP number until they are sold pursuant to an effective registration statement, the Rule 144(k) period expires with respect to such notes or such notes are sold pursuant to Rule 144, whichever is earliest);

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples.

Global Note, Book-Entry Form

      The notes (other than the notes initially issued to Sprout) are evidenced by one or more global notes, which have been deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

      The notes initially issued to Sprout will be held in certificated form only until they are sold pursuant to an effective registration statement, the Rule 144(k) period expires with respect to such notes or such notes are sold pursuant to Rule 144, whichever is earliest. Upon either of these conditions occurring, the holder of such notes may elect to have such notes evidenced by one or more global notes by providing notice to the trustee, together with any certificates or legal opinions required by the trustee in connection therewith.

      DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly (called “indirect participants”).

      We expect that, pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited were initially designated by the initial purchaser. Ownership of beneficial interests in the global security is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security is shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security to such persons.

      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

      We will make cash payments of interest on and principal of and the redemption or repurchase price of the global note, as well as any payment of liquidated damages, to Cede & Co. We will make these payments by wire transfer of immediately available funds on each payment date.

      We have been informed that DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

      We will send any redemption notices to Cede & Co. We understand that if less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of the holdings of each participant to be redeemed.

      We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

      DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global notes as to which such participant or participants has or have given such direction. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

      The global notes will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless DTC is unwilling, unable or no longer qualified to continue acting as the depositary for the global note or an event of default with respect to the notes represented by the global notes has occurred and is continuing. In those circumstances, DTC will exchange the global note for certificated notes that it will distribute to its participants.

      DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the state of New York;

•	a member of the Federal Reserve System;

•	a clearing corporation within the meaning of the Uniform Commercial Code, as amended; and

•	a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act.

      The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note.

Certificated Notes

      Qualified institutional buyers may request that certificated notes be issued in exchange for notes represented by a global note. Any notes initially issued to Sprout were issued only in certificated form and may not be exchanged for notes represented by a global note unless such notes have been sold pursuant to an effective registration statement, the Rule 144(k) period expires with respect to such notes or such notes are sold pursuant to Rule 144, whichever is earliest.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      This section summarizes some of the U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and of common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities. These authorities may change, or the Internal Revenue Service, or IRS, might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of notes or common stock could differ from those described below. The summary generally applies only to “U.S. Holders” that purchase notes in the initial offering at their issue price and hold the notes or common stock as “capital assets” (generally, for investment). For this purpose, U.S. Holders include citizens or residents of the United States and corporations organized under the laws of the United States or any state. Trusts are U.S. Holders if they are subject to the primary supervision of a U.S. court and the control of one of more U.S. persons. Special rules apply to nonresident alien individuals and foreign corporations or trusts, or Non-U.S. Holders. This summary describes some, but not all, of these special rules. For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or similar entity is attributed to its owners. The summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules. Finally, this summary does not describe the effect of the federal estate and gift tax laws on U.S. Holders or the effects of any applicable foreign, state or local laws.

      Investors considering the purchase of notes should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of federal estate or gift tax laws, foreign, state or local laws, and tax treaties.

U.S. Holders

Taxation of Interest

      U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes in accordance with their regular method of accounting. In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceed the issue price of the instrument, the holder may be required to recognize additional interest as “original issue discount” over the term of the instrument. We believe that the notes will not be issued with original issue discount. We may be required to make additional payments to holders of the notes as liquidated damages if we do not file or cause to be declared effective a registration statement, as described under “Description of Notes — Registration Rights.” The original issue discount rules allow contingent payments such as these to be disregarded in computing a holder’s interest income if the contingency is “remote.” We believe that the possibility that we will pay liquidated damages is remote. Our determination in this regard is binding on U.S. Holders unless they disclose their contrary position. If, contrary to expectations, we pay liquidated damages, U.S. Holders would be required to recognize additional interest income.

Sale, Exchange or Redemption of the Notes

      A U.S. Holder will generally recognize capital gain or loss if the holder disposes of a note in a sale, redemption or exchange other than a conversion of the note into common stock. The holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the note. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the note. The holder’s tax basis in the note will generally equal the amount the holder paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. The gain or loss recognized by a holder on a disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year. Long-term capital gains of non-corporate taxpayers are generally taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitation.

Conversion of the Notes

      A U.S. Holder generally will not recognize any income, gain or loss on converting a note into common stock. If the holder receives cash in lieu of a fractional share of stock, however, the holder would be treated as if it received the fractional share and then had the fractional share redeemed for the cash. The holder would recognize gain or loss equal to the difference between the cash received and that portion of its basis in the stock attributable to the fractional share. The holder’s aggregate basis in the common stock (including any fractional share for which cash is received) will equal its adjusted basis in the note. The holder’s holding period for the stock will include the period during which it held the note.

Dividends

      If, after a U.S. Holder converts a note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend to the extent it is paid out from our current or accumulated earnings and profits. Dividends are currently taxed at preferential rates of no more than 15%. Under current law, however, dividends received after December 31, 2008 will be taxed at the same rates as other ordinary income without the benefit of the preferential rates. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a tax-free return of the holder’s investment, up to the holder’s basis in our common stock. Any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a deduction equal to a portion of any dividends received.

      The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. A change in conversion price that allows note holders to receive more shares of common stock on conversion may increase the note holders’ proportionate interests in our earnings and profits or assets. In that case, the note holders would be treated as though they received a distribution in the form of our stock. Such a constructive stock distribution could be taxable to the note holders, although they would not actually receive any cash or other property. A taxable constructive stock distribution would result, for example, if the conversion price is adjusted to compensate note holders for distributions of cash or property to our stockholders. Not all changes in conversion price that allow note holders to receive more stock on conversion, however, increase the note holders’ proportionate interests in us. For instance, a change in conversion price could simply prevent the dilution of the note holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock distributions. Conversely, if an event occurs that dilutes the note holders’ interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to them. Any taxable constructive stock distributions resulting from a change to, or failure to change, the conversion price would be treated like distributions paid in cash or other property. They would result in dividend income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital or as capital gain.

Sale of Common Stock

      A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of common stock. The holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year.

Special Tax Rules Applicable to Non-U.S. Holders

Taxation of Interest

      Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30%, collected by means of withholding by the payor. Payments of interest on the notes to most Non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that

•	owns, directly or indirectly, at least 10% of our voting stock or

•	is a “controlled foreign corporation” that is related to us.

In general, a foreign corporation is a controlled foreign corporation if at least 50% of its stock is owned, directly or indirectly, by one or more U.S. persons that each owns, directly or indirectly, at least 10% of the corporation’s voting stock.

      The portfolio interest exception and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us or our paying agent. If the holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership, the certification requirements generally apply to the partners rather than the partnership.

Sale, Exchange or Redemption of Notes

      Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or other disposition of the notes. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if

•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business,

•	the Non-U.S. Holder was a citizen or resident of the United States and thus is subject to special rules that apply to expatriates, or

•	the rules of the Foreign Investment in Real Property Tax Act, or FIRPTA (described below), treat the gain as effectively connected with a U.S. trade or business.

      The FIRPTA rules may apply to a sale, exchange or other disposition of notes if we are, or were within five years before the transaction, a “U.S. real property holding corporation,” or USRPHC. In general, we would be a USRPHC if, stated generally, interests in U.S. real estate comprised at least half of our assets. We do not believe that we are a USRPHC or that we will become one in the future.

Conversion of the Notes

      A Non-U.S. Holder generally will not recognize any income, gain or loss on converting a note into our common stock. Any gain recognized as a result of the holder’s receipt of cash in lieu of a fractional share of stock would also generally not be subject to U.S. federal income tax. See “Special Tax Rules Applicable to Non-U.S. Holders — Sale of Common Stock,” below.

Dividends

      Dividends paid to a Non-U.S. Holder on our common stock received on conversion of a note will generally be subject to U.S. withholding tax at a 30% rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of a tax treaty between the United States and the Non-U.S. Holder’s country of residence. A Non-U.S. Holder must demonstrate its entitlement to treaty benefits by certifying its beneficial ownership of the stock and its nonresident status. Some of the common means of meeting this requirement are described above under “Special Tax Rules Applicable to Non-U.S. Holders — Taxation of Interest.”

Sale of Common Stock

      Non-U.S. Holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange or other disposition of our common stock. This general rule, however, is subject to exceptions, some of which are described under “Special Tax Rules Applicable to Non-U.S. Holders — Sale, Exchange or Redemption of Notes” above.

Income or Gains Effectively Connected with a U.S. Trade or Business

      The preceding discussion of the tax consequences of the purchase, ownership or disposition of notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange or other disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain will be subject to U.S. federal income tax if it is attributable to a permanent establishment maintained by the holder in the United States. Payments of dividends that are effectively connected with a U.S. trade or business, and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax. To claim exemption from withholding, the holder must certify its qualification for an exemption, which can be done by filing a Form W-8ECI. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business may be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable tax treaty might provide for a lower rate.

U.S. Federal Estate Tax

      The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a U.S. situs. The notes will not be U.S. situs property as long as interest on the notes paid immediately before the death of the holder would have qualified as portfolio interest, exempt from withholding tax as described above under “Special Tax Rules Applicable to Non-U.S. Holders — Taxation of Interest.” Because we are a U.S. corporation, our common stock will be U.S. situs property, and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent’s country of residence.

Backup Withholding and Information Reporting

      The Internal Code of 1986, as amended, and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide its taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The withholding tax rate is currently 28%. The information reporting and backup withholding rules generally do not apply to payments to corporations, whether domestic or foreign.

      Payments of interest or dividends to individual U.S. Holders of notes or common stock will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number.

      The information reporting and backup withholding rules do not apply to payments that are subject to the 30% withholding tax on dividends or interest paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments to Non-U.S. Holders of dividends on common stock, or interest on notes, will generally not be subject to information reporting or backup withholding. To avoid backup withholding, however, a Non-U.S. Holder will have to certify its nonresident status. Some of the common means of doing so are described under “Special Rules Applicable to Non-U.S. Holders — Taxation of Interest” above.

      Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale will be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

      Payments made to Non-U.S. Holders by a broker upon a sale of notes or common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.

      Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

      The preceding discussion of certain U.S. federal income tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding and disposing of notes or our common stock, including the consequences of any proposed change in applicable laws.

SELLING SECURITYHOLDERS

      We originally issued the notes to the initial purchaser, Thomas Weisel Partners LLC, in a transaction exempt from the registration requirements of the Securities Act. The notes were resold by the initial purchaser in transactions exempt from registration pursuant to Rule 144A under the Securities Act. As used in this prospectus, the term “selling securityholders” includes their transferees, pledgees, donees and successors. The selling securityholders may from time to time offer and sell, pursuant to this prospectus, any or all of the notes and the shares of common stock issuable upon conversion of the notes, if issued.

      The following table sets certain information regarding the principal amount of notes beneficially owned and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time under this prospectus by the selling securityholders named in the table. Because the selling securityholders may offer all or a portion of the notes and the common stock, if converted, under this prospectus, we cannot estimate the principal amount of the notes or the common stock that the selling securityholders will hold upon consummation of any sale. The following table is based on information furnished to us by the selling securityholders.

	Principal
	Amount of		Number of Shares
	Notes	Percentage of	of Common Stock	Percentage of
	Beneficially	Notes	That May Be	Common Stock
Name of Selling Securityholder	Owned	Outstanding(1)	Sold(2)	Outstanding(3)

Akela Capital Master Fund, Ltd.	$5,000,000	5.0%	544,959	*
Alexandra Global Master Fund, LTD	$7,000,000	7.0%	762,942	1.4%
BNP Paribas Equity Strategies, SNC	$1,110,000	1.1%	120,980 (4)	*
Boilermakers Blacksmith Pension Trust	$375,000	*	40,871	*
BP Amoco PLC Master Trust	$309,000	*	33,678	*
Caduceus Capital II, L.P.	$1,100,000	1.1%	119,891	*
CALAMOS® Market Neutral Fund- CALAMOS® Investment Trust	$1,000,000	1.0%	108,991	*
Cheyne CB02 Limited	$4,000,000	4.0%	435,967	*
Cheyne Fund LP	$2,240,000	2.2%	244,141	*
Cheyne Leveraged Fund LP	$1,377,000	1.4%	150,081	*
CIP Limited Duration Company	$284,000	*	30,953	*
CooperNeff Convertible Strategies (Cayman) Master Fund L.P.	$1,022,000	1.0%	111,389	*
CS Alternative Strategy Limited	$140,000	*	15,258	*
DBAG London	$8,500,000	8.5%	926,430	1.7%
Delaware PERS	$425,000	*	46,321	*
DLJ Capital Corporation(5)	$31,165	*	3,396 (6)	*
Froley Revy Investment Convertible Security Fund	$45,000	*	4,904	*
HFR SHC Aggressive Master Trust	$92,000	*	10,027	*
Hotel Union & Hotel Industry of Hawaii Pension Plan	$120,000	*	13,079	*
ICI American Holdings Trust	$95,000	*	10,354	*
Jefferies & Company Inc.	$2,000	*	217	*
JP Morgan Securities Inc.	$1,000,000	1.0%	108,991	*
KBC Financial Products USA Inc.	$500,000	*	54,495	*
Knightsbridge Integrated Holdings, V, LP	$228,000	*	24,850	*
Knightsbridge Integrated Holdings II Limited	$173,000	*	18,855	*

	Principal
	Amount of		Number of Shares
	Notes	Percentage of	of Common Stock		Percentage of
	Beneficially	Notes	That May Be		Common Stock
Name of Selling Securityholder	Owned	Outstanding(1)	Sold(2)		Outstanding(3)

Knightsbridge Integrated Holdings IV Post Venture, LP	$165,000	*	17,983		*
Knightsbridge Netherlands I LP	$101,000	*	11,008		*
Knightsbridge Netherlands II, L.P.	$90,000	*	9,809		*
Knightsbridge Netherlands III-LP	$26,000	*	2,833		*
Knightsbridge Post Venture III LP	$163,000	*	17,765		*
Knightsbridge Post Venture IV L.P.	$280,000	*	30,517		*
Knightsbridge Venture Capital III, LP	$11,000	*	1,198		*
Knightsbridge Venture Capital IV L.P.	$25,000	*	2,724		*
McMahan Securities Co. L.P.	$1,000,000	1.0%	108,991		*
Morgan Stanley Convertible Securities Trust	$500,000	*	54,495		*
James Niedel	$37,500	*	4,087	(7)	*
Nuveen Preferred & Convertible Income Fund JPC	$1,765,000	1.8%	192,370		*
Polaris Vega Fund L.P.	$1,000,000	1.0%	108,991		*
Prudential Insurance Co of America	$25,000	*	2,724		*
RAM Trading Inc.	$3,000,000	3.0%	326,975		*
Siemens-Convertible Global Markets	$500,000	*	54,495		*
SingleHedge US Convertible Arbitrage Fund	$210,000	*	22,888		*
Sphinx Convertible Arb Fund SPC	$111,000	*	12,098		*
Sprout Capital IX, L.P.(5)	$14,218,673	14.2%	1,549,719	(8)	2.8%
Sprout Entrepreneurs Fund, L.P.(5)	$56,036	*	6,107	(9)	*
Sprout IX Plan Investors, L.P.(5)	$656,626	*	71,566	(10)	*
SSI Blended Market Neutral L.P.	$192,000	*	20,926		*
State of Oregon/ Equity	$1,335,000	1.3%	145,504		*
Sturgeon Limited	$158,000	*	17,220		*
Sunrise Partners Limited Partnership	$3,750,000	3.8%	408,719	(11)	*
Syngenta AG	$75,000	*	8,174		*
Thomas Weisel Partners	$5,255,000	5.3%	463,760		*
Topanga XI	$1,375,000	1.4%	149,863		*
UBS Eucalyptus Fund, L.L.C.	$2,200,000	2.2%	239,782		*
UBS Eucalyptus Fund, Ltd.	$346,000	*	37,711		*
Van Kampen Harbor Fund	$2,000,000	2.0%	217,983		*
Viacom Inc. Pension Plan Master Trust	$12,000	*	1,307		*
Wachovia Securities LLC	$4,100,000	4.1%	446,866		*
Winchester Global Trust Company Limited as Trustee for Caduceus Capital Trust	$2,000,000	2.0%	217,983		*
Wolverine Asset Management, LLC	$2,025,000	2.0%	220,708		*

	Principal
	Amount of		Number of Shares
	Notes	Percentage of	of Common Stock	Percentage of
	Beneficially	Notes	That May Be	Common Stock
Name of Selling Securityholder	Owned	Outstanding(1)	Sold(2)	Outstanding(3)

Zeneca Holdings Trust	$105,000	*	11,444	*
Zurich Institutional Benchmarks Master Fund Ltd.	$754,000	*	82,179	*

*	Less than 1%.

(1)	The percentage of notes outstanding beneficially owned by each selling securityholder is based on $100,000,000 aggregate principal amount of notes outstanding.

(2)	Assumes conversion of all the securityholder’s notes at a conversion rate of 108.9918 shares per $1,000 principal amount of notes, which conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the indenture, we are not required to issue fractional shares of common stock upon conversion of the notes and, in lieu thereof, will pay cash.

(3)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 54,871,484 shares of common stock outstanding as of July 28, 2003. In calculating the amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular securityholder’s notes. We did not, however, assume the conversion of any other securityholder’s notes in such calculation.

(4)	Does not include 19,588 shares of common stock held of record by BNP Paribas Equity Strategies, SNC.

(5)	The securities to which this prospectus relates may also be deemed to be beneficially owned by Credit Suisse First Boston, a Swiss bank, on behalf of itself and its subsidiaries, to the extent that they constitute the Credit Suisse First Boston business unit, excluding the asset management business principally conducted under the brand name Credit Suisse Asset Management. We refer to this beneficial owner as the CSFB Beneficial Owner. Sprout Capital IX, L.P., Sprout Entrepreneurs Fund, L.P. and Sprout IX Plan Investors, L.P. are Delaware limited partnerships which make investments for long-term appreciation. DLJ Capital Corporation, an indirect wholly owned subsidiary of the CSFB Beneficial Owner, acts as a venture capital partnership management company. DLJ Capital Corporation is also the general partner of Sprout Entrepreneurs Fund, L.P. and the managing general partner of Sprout Capital IX, L.P. and, as such, is responsible for their day-to- day management. DLJ Capital Corporation makes all of the investment decisions on behalf of Sprout Capital IX, L.P. and Sprout Entrepreneurs Fund, L.P. DLJ Associates IX, L.P., a Delaware limited partnership, is a general partner of Sprout Capital IX, L.P. and, in accordance with the terms of the relevant partnership agreement, does not participate in investment decisions made on behalf of Sprout Capital IX, L.P. DLJ Capital Associates IX, Inc., a Delaware corporation and a wholly owned subsidiary of DLJ Capital Corporation, is the managing general partner of DLJ Associates IX, L.P. DLJ LBO Plans Management Corporation II, a Delaware corporation and an indirect wholly owned subsidiary of the CSFB Beneficial Owner, is the general partner of Sprout IX Plan Investors, L.P. and, as such, is responsible for its day-to-day management.

(6)	Does not include 7,727 shares of common stock held of record by DLJ Capital Corporation or an additional 1,391 shares of common stock issuable currently or within 60 days upon exercise of warrants held of record by DLJ Capital Corporation. Also does not include shares of common stock, shares issuable currently or within 60 days upon exercise of warrants or shares issuable upon conversion of notes held of record by Sprout Entrepreneurs Fund, L.P. and Sprout Capital IX, L.P.

(7)	Does not include 9,298 shares of common stock held of record by Dr. James Niedel or an additional 1,655 shares of common stock issuable currently or within 60 days upon exercise of warrants held of record by Dr. Niedel.

(8)	Does not include 3,525,364 shares of common stock held of record by Sprout Capital IX, L.P. or an additional 634,584 shares of common stock issuable currently or within 60 days upon exercise of warrants held of record by Sprout Capital IX, L.P.

(9)	Does not include 13,893 shares of common stock held of record by Sprout Entrepreneurs Fund, L.P. or an additional 2,500 shares of common stock issuable currently or within 60 days upon exercise of warrants held of record by Sprout Entrepreneurs Fund, L.P.

(10)	Does not include 162,803 shares of common stock held of record by Sprout IX Plan Investors, L.P. or an additional 29,305 shares of common stock issuable currently or within 60 days upon exercise of warrants held of record by Sprout IX Plan Investors, L.P.

(11)	Does not include 7,900 shares of common stock held of record by Sunrise Partners Limited Partnership.

      In connection with a June 13, 2003 private placement, we appointed Ronald M. Hunt, a director of DLJ Capital Corporation and of Credit Suisse First Boston, Inc., and entity that controls Sprout IX Plan Investors, L.P., Sprout Entrepreneurs Fund, L.P., Sprout Capital IX, L.P. and DLJ Capital Corporation, and a limited partner of DLJ Associates IX, L.P., which is a general partner of Sprout Capital IX, L.P., to our board of Directors. Except as a securityholder, and as described in this prospectus, no selling securityholder has had any material relationship with us or any of our affiliates within the past three years.

      The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the above table is presented. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements.

      Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See “Plan of Distribution.”

PLAN OF DISTRIBUTION

      The selling securityholders may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the type of transaction involved.

      The notes and the common stock into which the notes are convertible may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions) (a) on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale, (b) in the over-the-counter market, (c) in transactions otherwise than on such exchanges or services or in the over-the-counter market, or (d) through the writing of options. In connection with the sale of the notes and the common stock into which the notes are convertible, the selling securityholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes or the common stock and deliver such securities to close out such short positions, or loan or pledge the notes or the common stock to broker-dealers that in turn may sell such securities.

      The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters.” As a result, any profits on the sale of the notes and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwrites, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the notes and the underlying common stock is sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

      The aggregate proceeds to the selling securityholders from the sale of the notes or common stock into which the notes are convertible will be the purchase price of the notes or common stock less discounts and commissions, if any. We will not receive any of the proceeds from this offering.

      Our common stock is quoted on The Nasdaq National Market under the symbol “CRXA.” The notes are currently eligible for trading in The PORTAL Market. We do not intend to list the notes for trading on any national securities exchange or on The Nasdaq National Market, and can give no assurance about the development of any trading market for the notes.

      In order to comply with the securities laws of certain states, if applicable, the notes and the common stock into which the notes are convertible may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the notes and the common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale in such state or an exemption for such registration or qualification requirement is available and is complied with.

      The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and the common stock into which the notes are convertible may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

      In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act may be sold under Rule 144, Rule 144A or Regulation S rather than pursuant to this prospectus. A selling securityholder may not sell any notes or common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

      To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

      To our knowledge, other than with respect to Thomas Weisel Partners, the initial purchaser, none of the selling securityholders who are broker-dealers or affiliates of broker-dealers purchased the notes outside the ordinary course of business or, at the time of the purchase of the notes, had any agreement or understanding, directly or indirectly, with any person to distribute the securities.

      We entered into a registration rights agreement for the benefit of holders of the notes to register the resale of their notes and the common stock into which the notes are convertible under applicable federal securities laws under certain circumstances and at certain times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and our respective directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholders incident to the offering and sale of the notes and the common stock, provided that each selling securityholder will be responsible for paying the commissions and discounts of underwriters, broker-dealers or agents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Our disclosure and analysis in this prospectus and the documents incorporated by reference, including the documents listed below in the section entitled “Where You Can Find More Information,” contain forward-

looking statements, which provide our current expectations or forecasts of future events. Forward-looking statements include, without limitation:

•	information concerning possible or assumed future results of operations, trends in financial results and business plans, including those relating to earnings growth and revenue growth;

•	statements about the level of our costs and operating expenses relative to our revenues, and about the expected composition of our revenues;

•	statements about our product development schedule;

•	statements about our expectations for regulatory approval of any of our product candidates;

•	statements regarding expected payments under collaboration agreements;

•	statements about our future capital requirements and the sufficiency of our cash, cash equivalents, investments and available equity line facilities and bank borrowings to meet these requirements;

•	statements about our future operational and manufacturing capabilities;

•	other statements about our plans, objectives, expectations and intentions; and

•	other statements that are not historical facts.

      Words such as “believes,” “anticipates” and “intends” may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in this prospectus.

      You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC after the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy materials that we have filed with the SEC at the SEC public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

      We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2002, filed February 25, 2003.

•	Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2003, filed May 13, 2003 and June 30, 2003, filed August 1, 2003.

•	Our definitive proxy statement filed with the SEC for our Annual Meeting of Stockholders held on Friday, May 30, 2003, filed April 28, 2003.

•	The description of our common stock contained in our Registration Statement on Form 8-A/ A, filed with the SEC on March 6, 2003, and any amendment or report filed for the purpose of updating such description.

•	Our current reports on Form 8-K filed on February 28, 2003, May 5, 2003, May 12, 2003, June 9, 2003, June 18, 2003, June 25, 2003, July 1, 2003 and September 9, 2003.

•	Our amended current reports on Form 8-K/ A filed on July 29, 2003 and August 28, 2003.

      Any documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the date this offering is completed shall also be deemed to be incorporated into this prospectus by reference, and shall update or supersede the information contained in this prospectus.

      You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number: Corixa Corporation, Attention: Investor Relations, 1124 Columbia Street, Suite 200, Seattle, Washington 98104-2040; telephone 206-754-5711. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

      If at any time during the two-year period following the later of the date of original issue of the notes and the date of issue of additional notes to the initial purchaser upon exercise of its option, we are not subject to the information requirements of Section 13 or 15(d) of the Exchange Act, we will furnish to holders of the notes, holders of common stock issued upon conversion of the notes and prospective purchasers thereof the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of such notes and common stock issued upon conversion of the notes.

LEGAL MATTERS

      Unless otherwise indicated in the applicable prospectus supplement, the validity of the common stock and the notes will be passed on for Corixa by Orrick, Herrington & Sutcliffe LLP, Seattle, Washington.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

4.25% Convertible Subordinated Notes Due July 1, 2008

10,899,180 Shares of Common Stock

PROSPECTUS

                    , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are set forth in the following table. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$8,090
Printing and engraving expenses	30,000
Legal fees and expenses	50,000
Accounting fees and expenses	30,000
Trustee fees and expenses	10,000
Transfer agent and registrar fees	2,000
Miscellaneous	4,910

Total	$135,000

Item 15.	Indemnification of Directors and Officers

      As permitted by Section 145 of the Delaware General Corporation Law, the registrant’s Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the registrant provide that: (i) the registrant is required to indemnify its directors and officers to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (ii) the registrant may, in its discretion, indemnify officers, employees and agents in those circumstances where indemnification is not required by law; (iii) the registrant is required to advance expenses, as incurred, to its directors in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit); (iv) the rights conferred in the Bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, executive officers and employees; and (v) the registrant may not retroactively amend the Bylaw provisions in a way that is adverse to such directors, executive officers and employees.

      The registrant’s policy is to enter into an indemnification agreement with each of its directors and executive officers that provides the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the Bylaws, as well as certain additional procedural protections. In addition, such indemnity agreements provide that directors will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorneys’ fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the registrant, on account of their services as directors or executive officers of the registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the registrant. The registrant will not be obligated pursuant to the indemnity agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the board of directors or brought to enforce a right to indemnification under the indemnity agreement, the registrant’s Bylaws or any statute or law. Under the agreements, the registrant is not obligated to indemnify the indemnified party (i) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (ii) for any amounts paid in settlement of a proceeding unless the registrant consents to such settlement; (iii) with respect to any proceeding brought by the registrant against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous; (iv) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the registrant pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, and related laws; (v) on account of the indemnified party’s conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (vi) on account of any conduct from which the indemnified party derived an improper personal benefit; (vii) on account of conduct the indemnified party believed to be contrary to the best interests of the registrant or its stockholders; (viii) on account of conduct that constituted a breach of the indemnified party’s duty of loyalty to the registrant or its stockholders; or (ix) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

      The indemnification provision in the Bylaws and the indemnification agreements entered into between the registrant and its directors may be sufficiently broad to permit indemnification of the registrant’s directors for liabilities arising under the Securities Act of 1933, as amended.

Item 16.	Exhibits

      (a) The following exhibits are filed as part of this registration statement:

Exhibit
Number	Description

4.1	Indenture dated as of June 13, 2003 between Corixa and Wells Fargo Bank, National Association(A)
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP
10.1	Registration Rights Agreement dated as of June 13, 2003 between Corixa and Thomas Weisel Partners LLC(A)
12.1	Computation of Ratio of Earnings to Fixed Charges of Corixa
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereof)
25.1	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of Wells Fargo Bank, National Association

(A)	Incorporated herein by reference to Corixa’s Form 8-K (File No. 0-22891), filed with the Securities and Exchange Commission on June 18, 2003.

Item 17.	Undertakings

      A.     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      D.     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the city of Seattle, state of Washington, on the 9th day of September 2003.

CORIXA CORPORATION

By	/s/ STEVEN GILLIS, PH.D.

Steven Gillis, Ph.D.
Chairman and Chief Executive Officer

POWER OF ATTORNEY

      Each person whose individual signature appears below hereby authorizes and appoints Steven Gillis, Ph.D. and Michelle Burris, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement, including any and all post-effective amendments and amendments thereto and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, and ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below on the 9th day of September 2003.

Signature	Title

/s/ STEVEN GILLIS, PH.D. Steven Gillis, Ph.D.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ MICHELLE BURRIS Michelle Burris	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ MICHAEL BIGHAM Michael Bigham	Director

/s/ RONALD HUNT Ronald Hunt	Director

/s/ JOSEPH LACOB Joseph Lacob	Director

Signature	Title

/s/ ROBERT MOMSEN Robert Momsen	Director

/s/ ARNOLD ORONSKY, PH.D. Arnold Oronsky, Ph.D.	Director

/s/ SAMUEL SAKS, M.D. Samuel Saks, M.D.	Director

/s/ JAMES YOUNG, PH.D. James Young, Ph.D.	Director

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	Indenture dated as of June 13, 2003 between Corixa and Wells Fargo Bank, National Association(A)
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP
10.1	Registration Rights Agreement dated as of June 13, 2003 between Corixa and Thomas Weisel Partners LLC(A)
12.1	Computation of Ratio of Earnings to Fixed Charges of Corixa
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereof)
25.1	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of Wells Fargo Bank, National Association

(A)	Incorporated herein by reference to Corixa’s Form 8-K (File No. 0-22891), filed with the Securities and Exchange Commission on June 18, 2003.